Exhibit 10.24

Execution Version

SHARE PURCHASE AGREEMENT
by and among
MID-SOUTH INDUSTRIAL, LP,
as the Seller,
MID-SOUTH INDUSTRIAL REIT I,
as the Company,
MID-SOUTH INDUSTRIAL HOLDINGS NT-II, LLC,
as the Buyer,
and
COMMONWEALTH LAND TITLE INSURANCE COMPANY
as the Escrow Agent
Dated as of April 13, 2015

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Exhibits

Exhibit A – Form of Asset Management Agreement
Exhibit B – Form of Property Management Agreement
Exhibit C – Form of Estoppel Certificate
Exhibit D – Form of Owner’s Title Affidavit
Exhibit E – Rent Roll
Exhibit F – Reference Balance Sheet
Exhibit G – Form of REIT Qualification Opinion
Exhibit H – Form of FIRPTA Certificate
Exhibit I – Form of Escrow Agreement
Exhibit J – Intentionally Omitted
Exhibit K – Organizational Ownership Chart of the Company and Company Subsidiaries

9701783

SHARE PURCHASE AGREEMENT
SHARE PURCHASE AGREEMENT, dated as of April 13, 2015 (this “Agreement”) by and among Mid-South Industrial, LP, a Delaware limited partnership (the “Seller”), Mid-South Industrial REIT I, a Maryland statutory trust (the “Company”), Mid-South Industrial Holdings NT-II, LLC, a Delaware limited liability company (the “Buyer”), and Commonwealth Land Title Insurance Company, as escrow agent (the “Escrow Agent”).
RECITALS
A.    The Seller owns one hundred percent (100%) of the issued and outstanding shares (the “Outstanding Common Shares”) of the class of common shares of beneficial interest (the “Common Shares”), of the Company.
B.    The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Outstanding Common Shares.
AGREEMENT
Intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“Acquired Shares” means a number of Common Shares equal to the product of (a) the number of Outstanding Common Shares multiplied by (b) the quotient of (i) the Share Purchase Price divided by (ii) the Seller Equity.
“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that for purposes of this Agreement, the Seller, the Company and the Company’s Subsidiaries shall not be deemed an Affiliate of the Buyer or the Guarantor.
“Asset Management Agreement” means the agreement to be entered into by the Buyer and an Affiliate of the Seller, a form of which is attached as Exhibit A hereto.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.
“Buyer Material Adverse Effect” means any event, change, occurrence or effect that prevents, materially delays or materially impedes the performance by the Buyer of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

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“Closing Cash” means the aggregate amount of cash and cash equivalents of the Company and Company Subsidiaries (including the amount of any uncashed checks payable to any of the Company and the Company Subsidiaries and without duplication of Reserves) on hand and immediately available to Buyer immediately after the consummation of the purchase and sale of the Outstanding Common Shares on the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.
“Company Subsidiary” means, with respect to the Company, any other Person of which all or any portion of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company, or that is Controlled, directly or indirectly, by the Company.
“Control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
“Data Room Information” means any information, documents or materials in the possession of the Buyer or its Affiliates or made available to the Buyer, including through the electronic data room hosted by Jones Lang LaSalle, no later than (a) two (2) Business Days prior to the date of this Agreement with respect to the representations and warranties made as of the date of this Agreement and (b) pursuant to and in accordance with Section 6.3, two (2) Business Days prior to the Closing Date with respect to representations and warranties made as of the Closing Date.
“Deductible” means with respect to an Asset Level Claim, Entity Level Claim, Tax Claim or Pre-Closing Claim, the dollar threshold that must be exceeded prior to any recovery being payable in respect of such claim (it being agreed that after such threshold is exceeded, the Buyer shall be entitled to recovery of the entire amount of such claim (without regard to the applicable Deductible), subject to the cap on liability with respect to Asset Level Claims set forth in Section 10.2(b).
“Diligence Material” means all information made available to the Buyer or its Representatives, and will include all Disclosed Information and all notes, analyses, compilations, studies, interpretations or other documents prepared by the Buyer or its Representatives that contain, reflect or are based upon, in whole or in part (but in each case, only in any material respect), the information furnished to the Buyer or its Representatives in connection with the Buyer’s evaluation of entering into the transactions contemplated by this Agreement. Notwithstanding the foregoing, “Diligence Material” does not include information that is or becomes generally available to the public other than as a result of a disclosure by the Buyer or its Representatives.
“Disclosed Information” means Data Room Information together with the information set forth in the Disclosure Schedules and in any documents or materials with respect to the Company, Company Subsidiaries and Company Property made available to the Buyer and its Affiliates by Seller.
“Due Diligence Period” means the time period from the date hereof through and including May 4, 2015.
“Employees” means all persons employed full-time or part-time, whether by common law, contract or otherwise.
“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind (other than those created under applicable securities laws).
“Entity Level Claims” means a claim with respect to the breaches and warranties made in Articles III and IV, other than the Asset Level Reps and the representations and warranties set forth in Section 4.15.
“Existing Debt Extinguishment Costs” means the dollar amount required to repay, satisfy and discharge the Existing Indebtedness and pay any fees, expenses or other costs to be paid by the Company or the Company Subsidiaries in connection with the repayment in whole of the Existing Debt Extinguishment.
“Existing Indebtedness” means that certain loan made to the Company Subsidiaries, as Borrower, by Wells Fargo Bank National Association, as Administrative Agent, and the Lenders, pursuant to, inter alia, that certain Loan Agreement dated June 23, 2011, whose outstanding principal balance is currently $175,080,394.18, and which is not, as of the date hereof, in any Event of Default.
“Governmental Authority” means any (a) government, governmental agency, department, bureau, office, commission, board, authority, or instrumentality, or court of competent jurisdiction, in each case whether foreign, U.S. federal, state, or local or (b) quasi-governmental authority exercising any authority under or for the account of any of the above and having jurisdiction over the Seller, the Company, any Company Subsidiary, the tenants under the Leases and/or the Properties.
“Ground Lease” shall mean that certain Industrial Lease Agreement dated September 26, 2003 by and between The Industrial Development Board of the City of Jackson and Lexington Jackson, LLC, as assigned by Lexington Jackson, LLC to PCO Smith Lane, L.P. pursuant to that certain Assignment and Assumption of IDB Lease dated December 13, 2006, as assigned by PCO Smith Lane, L.P. to Exeter 431 Smith, LLC pursuant to that certain Assignment and Assumption of Leasehold Interest dated June 23, 2011.
“Ground Lease Estoppel Certificate” shall have the meaning assigned to such term in Section 6.21.
“IRS” means the Internal Revenue Service of the United States.
“Knowledge” with respect to the Seller means the actual (and not constructive or imputed) knowledge of Jason A. Borrelli, Director of National Due Diligence and Management

(“Borrelli”); James Daywalt, Property Manager (“Daywalt”); Andrew Taylor, Property Manager (“Taylor”); and Doug Randol, Property Manager (“Randol”); and Tim Weber, Chief Financial Officer (“Weber”) as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication or obligation of verification or investigation concerning such knowledge.
“Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority.
“Lease” means any lease, license or other agreement that permits the use or occupancy of a Company Property or portion thereof.
“Legal Requirements” means any Laws, orders or other requirements of any Governmental Authority governing or regulating the use, or otherwise applicable to, or affecting a Company Property, as the same now exist or may be hereafter modified, supplemented or promulgated, including, any applicable deed restrictions or other covenants, restrictions or agreements, site plan approvals, zoning or subdivision regulations, urban redevelopment plans, judgments, decrees, injunctions, permits, licenses, authorizations, directions, land use, building and environmental laws, rules, regulations, statutes, ordinances, orders or other legal requirements, including landmark designations and all zoning variances and special exceptions.
“Material Contract” means the following:

(a)
contracts or agreements that obligate the Company or any of its Subsidiaries to make aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of one hundred thousand dollars ($100,000.00);

(b)	all contracts and agreements relating to indebtedness for borrowed money;

(c)	all contracts and agreements with Affiliates of the Company or any Company Subsidiary; and

(d)
all contracts that are not for borrowed monies or filed of record in the jurisdiction in which the applicable Company Property is located that are (i) not terminable, (ii) require more than thirty (30) days’ notice to terminate, or (iii) require payment of any fee or premium to so terminate.

“Material Lease” means, with respect to the Company Property, any Lease at the Company Properties (or one or more Leases with the same tenant or its affiliates at the Company Properties) relating to at least one hundred thousand (100,000) square feet.
“Net Financing Proceeds” mean the proceeds of the Financing remaining after paying any fees, expenses or other costs to be paid by the Company or a Company Subsidiary in connection with the Financing.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Permitted Encumbrances”

(a)
the state of facts (the “Disclosed Survey Items”) that an accurate survey would disclose, provided that such facts do not render title unmarketable or that do not materially adversely affect the present use of any Company Property;

(b)	with respect of each Company Property, the standard printed exclusions from coverage contained in the ALTA form of owner’s title policy currently in use in the state in which the property is located;

(c)	property Taxes which are an Encumbrance but not yet due and payable (subject in each case to the prorations provisions set forth in this Agreement);

(d)	intentionally omitted;

(e)
all presently existing and future Encumbrances of real estate assessments and water rates, water meter charges, water frontage charges and sewer taxes, rents and charges, if any, for the current year and affecting Company Property or any portion thereof, provided that such items are not due and payable as of the Closing Date (and subject in each case to the prorations provisions set forth in this Agreement);

(f)	the easements, conditions, restrictions, agreements and Encumbrances set forth in Schedule 1.1 of the Disclosure Schedules;

(g)
all covenants, restrictions and utility company rights, easements and franchises relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon a Company Property, in each case, that benefit any utility provider, provided that, in the case of any of the foregoing items which shall not be of record, the same do not materially adversely affect the present use of any Company Property or do not impose any monetary obligation on the owner of any Company Property;

(h)	intentionally omitted;

(i)	such matters as the Title Company shall be willing, without special premium, to omit as exceptions to coverage or affirmatively insure over with respect to the Title Policy without any liability or obligation to the Buyer, the Company or the Company Subsidiaries;

(j)
any defects, objections, exceptions or Encumbrances in or to the title to the Company Property disclosed in the Report or any update thereof received on or prior to the Closing with respect to which (i) an objection notice has not been duly delivered pursuant to Section 6.5 (other than those defects, objections, exceptions or Encumbrances which Seller is otherwise expressly obligated to cure or remove pursuant to the terms of this Agreement) or (ii) the Buyer subsequently agrees to waive or is deemed to have waived in accordance with Section 6.5;

(k)	intentionally omitted;

(l)
the rights and interests held by tenants licensors or other counterparties (to a Company Subsidiary) under any Lease as tenants only without any rights to purchase all or a portion of the Company Property, in effect as of the date hereof and all Leases entered into after the date hereof and prior to Closing pursuant to this Agreement;

(m)	the rights to purchase all or a portion of the Company Property held by tenants under the Leases set forth on Schedule 1.1;

(n)
encroachments of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, window sills, fire escapes, satellite dishes, protective netting, ledges, fences, coping walls (including retaining walls and yard walls) and air conditioners and the like, if any, projecting from any adjoining property over Company Property;

“Post-Closing Tax Period” means any Tax period beginning on or after the Closing Date and that portion of any Straddle Period beginning on the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending before the Closing Date and that portion of any Straddle Period ending on the day before the Closing Date.
“Property Management Agreement” means the agreement to be entered into by the Buyer and an Affiliate of the Seller, a form of which is attached as Exhibit B hereto.
“Property Owner” means each entity set forth on Schedule 1.1 of the Disclosure Schedules which holds fee simple title to the applicable Company Property as set forth on such Schedule.
“Purchase Price” means three hundred and seventeen million five hundred thousand ($317,500,000.00) as adjusted pursuant to Section 2.5.
“Redemption Price” means the excess of (a) Net Financing Proceeds over (b) the Existing Debt Extinguishment Costs.

“Redemption Shares” means a number of Common Shares equal to the product of (a) the number of Outstanding Common Shares multiplied by (b) the quotient of (i) the Redemption Price divided by (ii) the Seller Equity.
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.
“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.
“Reserves” means the amount of any cash reserves established by the owner with respect to the Company Property.
“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.
“Seller Equity” means the Purchase Price minus the Existing Indebtedness.
“Seller Material Adverse Effect” means any event, change, occurrence or effect that prevents, materially delays or materially impedes the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated hereby.
“Seller LPA” means the Agreement of Limited Partnership of the Seller, effective as of June 13, 2011, as amended from time to time.
“Seller Partnership Documents” means the certificate of limited partnership of the Seller and the Seller LPA.
“Share Purchase Price” is the total of (a) the Seller Equity minus (b) the Redemption Price.
“Straddle Period” means any Tax period beginning before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which all or any portion of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person, or that is Controlled, directly or indirectly, by such first Person.
“Survey” means, collectively, any survey, title or inspection report, insurance policy or other information made available to the Buyer.
“Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including real estate taxes and assessments.
“Transfer Taxes” means all sales, use, commercial activity, registration, value added, transfer, stamp, mortgage, stock transfer, property transfer, real property transfer, intangible and similar Taxes (for the avoidance of doubt, excluding any Tax imposed under Sections 897 or 1445 of the Code), together with any conveyance fees, notarial and registry fees and recording costs (including any penalties and interest thereon) imposed on the Buyer or the Seller by any taxing authority or other Governmental Authority in connection with the purchase and sale of the Outstanding Common Shares contemplated by this Agreement.
“Treasury Regulations” means the income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such regulations may be amended from time to time.
“TRS” means a taxable REIT subsidiary within the meaning of Section 856(l) of the Code.
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the sections referenced below:
Definition    Location
2011 Financial Statements    4.7(a)
2012 Financial Statements    4.7(a)
2013 Financial Statements    4.7(a)
2014 Financial Statements    4.7(a)
2015 Financial Statements    4.7(a)
Access Letter    11.7
Acquisition Engagement    11.17(a)
Additional Deposit    2.1
Agreement    Preamble
Ancillary Document    10.1
Asset Level Claims    10.2(b)
Asset Level Deductible    10.2(b)
Balance Sheet    4.7(a)
Balance Sheet Date    4.7(a)
Buyer    Preamble
Buyer Parties    11.1(b)
Casualty    9.4(a)
Casualty Dispute Notice    9.4(b)
Casualty Election Date    9.4(d)
Claim Notice    10.3(b)
Closing    2.5(a)
Closing Date    2.5(a)
Commitment Objections    6.5(b)
Common Shares    Recitals
Company    Preamble
Company Properties    4.8
Company Property    4.8
Condemnation Election Date    9.5(c)

Damages    10.2(a)
Deposit    2.1
Disclosed Survey Items    1.1
Disclosure Schedules    Article III
Entity Deductible    10.2(c)
Entity Level Claims    10.2(c)
Environmental Laws    4.16(c)(i)
Environmental Permits    4.16(c)(ii)
Escrow Agent    Preamble
Escrow Service Charge    6.12
Estoppel Certificate    6.14
Existing Debt Extinguishment    2.2(b)
Financing    2.2(a)
Fried Frank    11.17(a)
Holdback    10.4(f)
Holdback Claim Amount    10.4(f)
Holdback Period    10.4(f)
Indemnification Payment    10.4(c)
Indemnified Party    10.1
Indemnifying Party    10.1
Initial Deposit    2.1
Integrated Plan    2.6
Monetary Seller Exception Cap    6.5(e)
Outstanding Common Shares    Recitals
Permits    4.11(b)
Post-Closing Covenants    10.1
Pre-Closing Claims    10.2(a)
Pre-Closing Deductible    10.2(c)
Preferred Shares    4.5(a)
prorations    2.5
Reconciliation Period    2.5
Refinancing    2.2(b)
Report    6.5(a)
Securities Act    5.5
Seller    Preamble
Seller Exceptions    6.5(e)
Seller Parties    11.1(a)
Seller Party Transaction Counsels    11.17(a)
Share Acquisition    2.3
Share Redemption    2.4
Significant Casualty    9.4(a)(i)
Significant Taking    9.5(a)(i)
SNDA    6.16
Surviving Provisions    9.2(a)
Taking    9.5(a)

Tax Certiorari Proceeding    9.6(a)
Tax Claims    10.2(c)
Tax Deductible    10.2(c)
Tax Matters    7.6
Third Party Claim    10.3(a)
Title Company    6.5(a)
Title Cure Period    6.5(d)
Title Objections    6.5(c)
Title Policy    6.5(a)
Update Exception    6.5(c)
Update Objection Deadline    6.5(c)
Update Objections    6.5(c)
Updated Rent Rolls    4.9(e)
Valid Claim Notice    10.3(b)
Violations    6.5(f)

Section 1.3    Interpretation.
(a)    When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a section, article, exhibit or schedule of this Agreement unless otherwise indicated.
(b)    The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(c)    All words used in this Agreement will be construed to be of such gender or number as the circumstances require.
(d)    Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.
(e)    All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.
(f)    The word “including” and words of similar import when used in this Agreement will be interpreted to mean by way of example and not limitation and will be deemed to be followed by “including, without limitation,” unless otherwise specified.
(g)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.
(h)    The term “or” is not exclusive.

(i)    The word “will” shall be construed to have the same meaning and effect as the word “shall.”
(j)    References to days mean calendar days unless otherwise specified.
(k)    Data Room Information is deemed to have been made available and delivered to the Buyer.
(l)    References to the Company in “effect on the Company”, “affecting the Company” or phrases of similar import are deemed to mean the Company and its Subsidiaries, taken as a whole.
(m)    References to the parties to this Agreement shall include the Escrow Agent only with respect to Section 2.5(h) and Section 6.12.
ARTICLE II
REFINANCING, REDEMPTION, AND PURCHASE AND SALE
Section 2.1    Deposit. The Buyer agrees it will deposit with the Escrow Agent, (a) within five (5) Business Days of the date of this Agreement, the sum of three million five hundred thousand dollars ($3,500,000.00) (the “Initial Deposit”) and (b) at the expiration of the Due Diligence Period, the sum of three million five hundred thousand dollars ($3,500,000.00) (the “Additional Deposit,” and together with the Initial Deposit, the “Deposit”). The Deposit shall be held by the Escrow Agent. Any interest, dividends, gains and other income earned with respect to the Deposit shall be included in and be deemed a part of the Deposit for all purposes hereunder. The Deposit shall be paid to the Seller at Closing by wire transfer of immediately available funds in accordance with wire transfer instructions to be provided by the Seller to the Escrow Agent and shall be credited against and shall reduce the balance of the Purchase Price due and payable by the Buyer at Closing. The Deposit shall otherwise be paid as provided in Section 9.3.
Section 2.2    Refinancing. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall
(a)    in cooperation with the Buyer, cause the Company and Company Subsidiaries to borrow funds pursuant to one or more nonrecourse mortgage loans and mezzanine loans to be secured directly or indirectly by the Company Properties (together, the “Financing”) in amounts and on terms determined by Buyer, the proceeds of which (net of any fees, expenses and other costs required to be paid by the Company in connection with the Refinancing) will be sufficient to redeem the Redemption Shares for the Redemption Price; and
(b)    in cooperation with the Buyer, cause the Company Subsidiaries to repay and extinguish, in whole, the Existing Indebtedness, including all security arrangements under the Existing Indebtedness’ documentation (the “Existing Debt Extinguishment”, together with the Financing, the “Refinancing”).

Section 2.3    Share Acquisition. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Acquired Shares for the Share Purchase Price (the “Share Acquisition”).
Section 2.4    Share Redemption. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell to the Company, and cause the Company to redeem, the Redemption Shares for the Redemption Price (the “Share Redemption”).
Section 2.5    Closing.
(a)    The Refinancing, the Share Redemption and the Share Acquisition shall take place at a closing (the “Closing”) to be held at the offices of the Title Company acting as the Escrow Agent, on the Closing Date, or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The Closing shall occur on the date that is forty (40) days after the expiration of the Due Diligence Period, unless accelerated by mutual agreement of Buyer and Seller. The day on which the Closing takes place is referred to as the “Closing Date”. The Closing shall be consummated at or before 4:00 p.m. on the Closing Date.
(b)    At the Closing,
(i)    in addition to the Purchase Price, the Buyer shall pay to the Seller by wire transfer of immediately available federal funds an amount equal to the amount of Closing Cash, it being understood that the amount of Closing Cash is the amount available after consummation of the Closing and
(ii)    the Buyer will receive a credit against the Purchase Price in the amount of the Deposit (which will be paid to the Seller), together with all prorations and credits provided for herein.
(c)    At the Closing, the following shall be prorated between the Seller, on the one hand, and the Buyer on the other hand, with all such items attributable to the period prior to the Closing Date to be credited or charged to the Seller, and all such items attributable to the period commencing on the Closing Date to be credited or charged to the Buyer:
(i)    real estate taxes, district improvement impositions and the like on the basis of the fiscal period for which assessed. If the Closing shall occur before the real estate tax rate is fixed, the apportionment of such taxes shall be upon the basis of the tax rate for the immediately preceding fiscal period applied to the latest assessed valuation, subject to further and final adjustment when the tax rate is fixed for the fiscal period in which the Closing takes place. In all events, Seller shall pay or cause to be paid all real estate taxes, district improvement impositions and the like which are attributable to the period prior to the Closing and due and payable as of the Closing Date based on taxes due and payable in the year of Closing. For example, with respect to the Company Properties located in the states of Illinois, Indiana and Ohio, if the Closing occurs in 2015, Buyer and Seller agree to prorate (based upon the number of days each will have owned the Property during the 2015 calendar year) real estate taxes assessed for the 2014 calendar year which are payable in the 2015 calendar year and there shall be no proration of real estate taxes assessed for the 2015 calendar year but payable in the 2016 calendar year, the payment of which shall be Buyer’s responsibility;
(ii)    rent (including base rents, additional rents, escalation charges, common area maintenance charges, imposition charges, heating and cooling charges, insurance charges, charges for utilities, percentage rent, prepaid rent and all other rents, charges and commissions paid by tenants to a Company Subsidiary) collected prior to Closing;
(iii)    intentionally omitted;
(iv)    intentionally omitted;
(v)    utilities serving the Company Properties, including water rates and water meter charges, sewer rent and vault charges, all on the basis of the fiscal period for which assessed. Seller shall endeavor to supply final meter readings and frontage reconciliations, as applicable, as close as possible to the Closing Date, and the unfixed water charges and the unfixed sewer rents, if any, based thereon for the intervening time shall be apportioned on the basis of the last readings or reconciliations, as applicable. If said final readings and reconciliations cannot be obtained prior to the Closing, then Seller shall place an amount in escrow reasonably requested by the Title Company to enable the Title Company to omit all back open water/sewer charges on Buyer’s and Buyer’s lender’s title policy. In all events, Seller shall pay or cause to be paid all water, sewer and frontage charges which are attributable to the period prior to the Closing and due and payable as of the Closing Date;
(vi)    intentionally omitted;
(vii)    Seller shall give Buyer a credit for the aggregate amount of cash security deposits held by or required to be held by the Company or the Company Subsidiaries under applicable Leases, except Seller shall have the right prior to the Closing to apply such security deposits as may be necessary to the payment of unpaid rent and other charges due from any tenant against their security deposit, provided that the tenant has been removed from the applicable Company Property;
(viii)    prepaid charges, payment and accrued charges under any contracts entered into by a Company Subsidiary with respect to a Company Property that are not terminated at or around Closing pursuant to this Agreement;
(ix)    If on the date hereof, the Company Properties or any part thereof shall be affected by an assessment or assessments which are or may become payable in installments or a lump sum, Seller shall be responsible for any installments required to be paid prior to the Closing to avoid penalties and Buyer shall be responsible for all other installments of any such assessment which are to become due and payable after the Closing; provided, however, notwithstanding anything to the contrary contained herein, if on the date hereof, any of the Company Properties located in North Carolina are affected by any confirmed and approved assessment or assessments which are or may become payable in installments or a lump sum, Seller shall be responsible for any installments required to be paid prior to the Closing and all other installments of any such assessment which are to become due and payable after the Closing. Notwithstanding anything herein to the contrary, Seller shall not be liable for any assessments payable by the tenants under its Leases or for any assessments imposed after the date hereof;
(x)    All amounts that would be payable to the holders of Preferred Shares if the Company were to redeem the Preferred Shares on the Closing Date;
(xi)    entity and franchise taxes with respect to the Company, the Company Subsidiaries and the Company Property located in Tennessee on the basis of the fiscal period for which assessed. If the Closing shall occur before the applicable franchise and/or excise tax rate is fixed, the apportionment of such taxes shall be upon the basis of the tax rate for the immediately preceding fiscal period applied to the latest assessed valuation, subject to further and final adjustment when the tax rate is fixed for the fiscal period in which the Closing takes place. In all events, Seller shall pay or cause to be paid all franchise and excise taxes which are attributable to the period prior to the Closing and due and payable as of the Closing Date;
(xii)    Seller shall be responsible for all rent payable under the Ground Lease attributable to the period before the Closing Date and Buyer shall be responsible for all rent payable under the Ground Lease attributable to the period on and after the Closing Date;
(xiii)    For all Leases then in effect, Buyer shall receive a credit for all tenant improvements allowances, leasing commissions, and the estimated cost to complete any outstanding tenant improvement obligations; and
(xiv)    all other items of income and expense with respect to the Company Properties and the Company customarily prorated by buyers and sellers of comparable entities and property.
Except as otherwise provided in this Section 2.5, income and expenses shall be prorated on the basis of a thirty (30)-day month and on the basis of the accrual method of accounting. Notwithstanding the generality of the foregoing, to the extent that any tenant of the Company Property pays and has actually paid any of the expenses described in clauses (i), (v), (viii), (ix) or (xi) above directly to an applicable third party (and not as a reimbursement to a Company Subsidiary), such amounts shall not be prorated at Closing. The prorations, credits and other adjustments (“prorations”) to be performed hereunder shall be completed by the Seller based on estimated amounts as of the Closing, shall be evidenced by a closing statement prepared by the Seller based upon a projected balance sheet prepared using the same methods, procedures, assumptions and adjustments employed in the preparation of the reference balance sheet, attached hereto as Exhibit F, shall be reconciled based on actual amounts when available, but in all events within six (6) months of Closing, other than with respect to real estate taxes for South Carolina which shall be reconciled in November, 2015 (the “Reconciliation Period”), and shall be implemented through a cash payment from the Buyer to the Seller to the extent the prorations result in a net credit to the Seller and a cash payment from the Seller to the Buyer to the extent the prorations result in a net charge to the Seller. All payments made pursuant to this paragraph shall be treated as adjustments to the Purchase Price for U.S. federal, state and local tax purposes.

(d)    If on the Closing Date there are any past due rentals which have been billed to, or are due by, the tenants and not collected (the “Arrears”) Buyer and Seller agree that the rents received by the Company, Company Subsidiaries or Buyer from the tenants shall be applied (i) first to Seller and Buyer for the month (or other applicable collection period) in which the Closing occurred, prorated in accordance with this Section, (ii) then to Buyer for the period after the month in which the Closing occurred (iii) then to Seller for the month (or other applicable collection period) prior to the Closing, and (iv) the balance to Seller for any additional periods prior to the Closing. Buyer and Seller agree to remit promptly to the other the Arrears collected from time to time to which the Buyer or Seller, as the case may be, is so entitled as hereinbefore provided. Each party agrees that any rents it may receive that are owed to the other party of this Contract shall be held in trust and shall be paid to the party that is owed such amounts when received without claim of set off, abatement or deduction. Seller hereby reserves the right, at Seller’s sole cost and expense, to request that Company Subsidiary’s property manager pursue any action in contract to collect amounts owed against any tenant owing delinquent rents and any other amounts due Seller, short of any eviction or termination thereof. The provisions of this Section shall survive Closing.
(e)    At least five (5) Business Days prior to the Closing, the Seller shall provide the projected balance sheet and closing statement (which will reflect the prorated items above) to the Buyer, which closing statement will include the Seller’s estimate of Closing Cash and will calculate the amount to be delivered by the Buyer to the Seller pursuant to Section 2.5(e), and will be subject to Buyer’s approval.
(f)    At the Closing, the following will take place:
(i)    the Company shall consummate the Refinancing;
(ii)    immediately following the consummation of the Refinancing, the Buyer will pay or cause to be paid to the Seller the Share Purchase Price. The Seller will deliver to the Buyer the Acquired Shares by providing stock powers duly executed in blank or such other instrument of assignment as is necessary for the conveyance of the Acquired Shares.
(iii)    immediately following the redemption of the Redemption Shares, the Company will pay or cause to be paid to the Seller the Redemption Price. The Seller will deliver to the Company the Redemption Shares by providing the stock powers duly executed in blank or such other instrument of assignment as is necessary for the conveyance of the Redemption Shares. Upon receipt, the Redemption Shares shall be cancelled by the Company;
(iv)    the Buyer will pay or cause to be paid to the Seller the Closing Cash;
(v)    the Seller, or if Seller is a disregarded entity for federal income tax purposes, its parent entity, shall deliver to the Buyer a “certification of non-foreign status” satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2) substantially in the form of Exhibit H hereto;

(vi)    the Buyer and an Affiliate of the Seller acceptable to Buyer shall enter into the Asset Management Agreement and the Property Management Agreement, forms of which are attached hereto as Exhibit A and Exhibit B;
(vii)    the Affiliates of Seller that are parties to the Asset Management Agreement or the Property Management Agreement shall enter into any reasonable assignment and subordination of property management agreement or reasonable assignment and assumption of asset management agreement as may be reasonably required by Buyer’s lender(s);
(viii)    the Seller shall agree to deliver an owner’s title affidavit including a non-imputation affidavit and indemnity, in the form attached hereto as Exhibit D;
(ix)    the Seller shall deliver all other documents, instruments and information as may be reasonably requested by Buyer and/or the Title Company to consummate the transactions contemplated hereby, including any transfer tax forms and other forms that may be necessary or desirable to consummate the transactions in the applicable jurisdictions;
(x)    if requested by Buyer, Seller shall deliver to any tenant under any Lease or service provider under any contract assumed by Buyer or its Affiliates, letters advising the tenant of the change in indirect ownership contemplated hereunder, pursuant to a letter in form reasonably acceptable to Buyer and Seller.
(xi)    the Seller shall deliver or cause to be delivered certificates of good standing and/or status from the secretary of state or other appropriate government entity of the state of formation of the Company and each Company Subsidiary and the state in which each Company Subsidiary owns Company Property;
(xii)    the Seller shall deliver or cause to be delivered evidence of termination of any service contracts that Buyer elects to terminate in accordance with the terms and conditions of this Agreement; and
(xiii)    a certification by Seller that all representations and warranties made by Seller hereunder are true and correct in all material respects as of the Closing Date.
The payments to be made by the Seller or the Company pursuant to this Section 2.5(f) shall be made after giving effect to all the adjustments set forth in Section 2.5(b) above.
(g)    All payments hereunder shall be made by wire transfer of immediately available funds in U.S. dollars to such account as may be designated to the payor by the payee at least two (2) Business Days prior to the applicable payment date.
(h)    Each of the Buyer, the Seller, the Company and the Escrow Agent, as applicable, shall be entitled to deduct and withhold from amounts otherwise payable under this Agreement, all amounts as are required to be deducted or withheld from such amounts under the Code, the rules and regulations promulgated thereunder, or any other provision of U.S. federal, state, local or foreign Tax or other Laws. Any such withheld amounts (i) shall be timely paid or remitted to the applicable Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 2.6    Transaction Characterization. The parties agree that the transactions contemplated hereby shall be treated, for U.S. federal, state and local income Tax purposes, as the following steps occurring pursuant to an integrated plan: (a) the Company conducts the Refinancing; (b) Buyer purchases from Seller the Acquired Shares in exchange for the Share Purchase Price and (c) the Company redeems the Redemption Shares at the Redemption Price (collectively, the “Integrated Plan”). For U.S. federal, state and local tax purposes, the parties intend to treat the Integrated Plan as sale of the Acquired Shares to Buyer followed by a complete redemption (treated as a sale or exchange) by the Company of the remainder of Seller’s Outstanding Common Shares in the Company (i.e., the Redemption Shares) within the meaning of Code Section 302(b)(3) and the Treasury Regulations thereunder, pursuant to Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954) and IRS Revenue Ruling 75-447, 1975-2 C.B. 113. The parties agree to report the transactions contemplated hereby consistent with this paragraph for U.S. federal, state and local income Tax purposes. Notwithstanding anything to the contrary contained herein, nothing contained in this Section 2.6 shall nullify: (i) the delivery to Seller of the Purchase Price at Closing as a condition precedent to Seller’s obligations under this Agreement or (ii) the repayment in full of the existing debt encumbering the Company Properties pursuant to the Refinancing as a condition precedent to Buyer’s obligations under this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
REGARDING THE SELLER
Except as set forth in the disclosure schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:
Section 3.1    Organization. The Seller is a limited partnership, validly existing and in good standing under the laws of Delaware.
Section 3.2    Authority; Validity. The Seller has the limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by the general partner of the Seller and all necessary limited partnership action. This Agreement has been duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 3.3    No Violation; Required Consents.

(a)    The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not:
(i)    conflict with or violate the declaration of trust of the Company; or
(ii)    violate any Law applicable to the Seller or by which any property or asset of the Seller is bound or affected; or
(iii)    result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which the Seller is a party that the Seller has failed to obtain.
(b)    The Seller is not required to seek or obtain any authorization, approval, permit or consent of any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby.
Section 3.4    Outstanding Common Shares. The Seller is the record, legal and beneficial owner of the Outstanding Common Shares, free and clear of any Encumbrance other than the Seller Partnership Documents. Upon delivery to the Buyer of the Outstanding Common Shares at the Closing, the Buyer’s causing the payment of the Purchase Price and registration of the Outstanding Common Shares in the names of the Buyer in the record of shares of beneficial interest of the Company, the Buyer shall acquire the Outstanding Common Shares free and clear of any Encumbrance other than Encumbrances that may be created by the Buyer.
Section 3.5    Brokers. Except for Jones Lang LaSalle, the fees, expenses and commissions of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.
Section 3.6    Non-Foreign Person. The Seller is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.
Section 3.7    Knowledge. Borrelli, Daywalt, Taylor, Randol and Weber are familiar with their respective matters and their respective matters only (without any implication or obligation of verification or investigation concerning such knowledge): Borrelli, with respect to overall management of the Company Properties; Daywalt, Taylor and Randol, with respect to the Company Properties under their direct supervision; and Weber, with respect to tax and legal matters relating to the Company and Company Properties. Notwithstanding the foregoing, by entering into this Agreement, Buyer acknowledges and agrees that Seller does not make, and the foregoing shall not be deemed to imply, that Seller makes any representation or warranty as to the actual knowledge by any of Borrelli, Daywalt, Taylor, Randol and Weber to any particular circumstance that may be described in this Agreement relating to their respective matters described in this Section 3.7, other than the knowledge, if any, they have as to the matters described in the preceding portion of this Section 3.7.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the Disclosure Schedules attached hereto, the Seller hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:
Section 4.1    Organization and Qualification. Each of the Company and its Subsidiaries is (a) validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization as set forth in Schedule 4.1 of the Disclosure Schedules, and has all necessary organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (b) duly qualified as a foreign organization to do business, and if applicable, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary. Each Property Owner is duly qualified as a foreign organization to do business, and if applicable, is in good standing, in the applicable state where its respective Property is located.
Section 4.2    Accounts. Schedule 4.2 of the Disclosure Schedules sets forth a true and correct list of all banks or other financial institutions in which the Company and each Company Subsidiary maintains an account.
Section 4.3    Officers, Directors & Managers. Schedule 4.3 of the Disclosure Schedules sets forth a true and correct list of all officers, directors and managers of the Company and each Company Subsidiary.
Section 4.4    No Conflict; Required Consents.
(a)    The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected except that arise as a result of any facts or circumstances relating to the Buyer or any of their Affiliates.
(b)    Neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except (i) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the Company; or (ii) as may be necessary as a result of any facts or circumstances relating to the Buyer or any of their Affiliates consummating the transaction contemplated hereby.

Section 4.5    Capitalization.
(a)    All of the Outstanding Common Shares are validly issued, fully paid and nonassessable. The Outstanding Common Shares constitute all of the issued and outstanding Common Shares of beneficial interest of the Company. The Company has issued and outstanding one hundred and twenty-five (125) preferred shares of beneficial interest, one cent ($0.01) par value per share (the “Preferred Shares”). All of the Preferred Shares are validly issued, fully paid and nonassessable. There are no outstanding options, warrants, convertible securities or other agreements or commitments obligating the Company to issue or sell any shares of beneficial interest of, or any other interest in, the Company.
(b)    The Seller owns one hundred percent (100%) of the Outstanding Common Shares, free and clear of any Encumbrance. The Outstanding Common Shares are validly issued, and no holder of such shares has any obligation to make further payments or contributions to the Company solely by reason of a holder’s ownership of the Outstanding Common Shares or a holder’s status as shareholder of the Company. There are no outstanding options, warrants, convertible securities or other agreements or commitments obligating the Company to issue or sell any membership interest of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of beneficial interest of the Company or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the shares of beneficial interest of the Company. The Company’s sole purpose is to own, manage and operate the Company Properties, and the Company’s sole assets are its membership interests in the twenty-two (22) Company Subsidiaries and cash; the Company has no assets or liabilities inconsistent with such purpose.
(c)    The Company owns one hundred percent (100%) of the membership interests in each Company Subsidiary free and clear of any Encumbrance, except for as set forth on Schedule 4.5(c), with such Encumbrances to be paid in full by Seller at Closing. The membership interests in each Company Subsidiary are validly issued, and no holder of those interests has any obligation to make further payments or contributions to a Company Subsidiary solely by reason of a holder’s ownership of the membership interest or a holder’s status as member of the Company Subsidiary other than as provided in § 18-607 of the Delaware Limited Liability Act. There are no outstanding options, warrants, convertible securities or other agreements or commitments obligating a Company Subsidiary to issue or sell any membership interest of, or any other interest in, the Company Subsidiary. There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of beneficial interest of any Company Subsidiary or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the shares of beneficial interest of the Company Subsidiaries.
(d)    There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of beneficial interest of the Company or any other Company Subsidiary or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the shares of beneficial interest of the Company Subsidiaries. The Company Subsidiaries have no assets or interests or receivables other than their respective interests in the Company Properties, cash and receivables and other assets associated with the Company Properties.
Section 4.6    Equity Interests. Neither the Company nor any of Company Subsidiaries holds any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person, except, in the case of the Company, its membership interests in the Company Subsidiaries, and in the case of the Company Subsidiaries, their ownership interests in their respective Properties. Schedule 4.6 of the Disclosure Schedules identifies each Subsidiary of the Company. Attached hereto as Exhibit K is a true, correct and complete copy of the ownership organizational chart of the Company and all of its direct and indirect Subsidiaries.
Section 4.7    Financial Statements; No Undisclosed Liabilities.
(a)    Copies of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011, and the related unaudited consolidated statement of income, of the Company and its Subsidiaries (collectively referred to as the “2011 Financial Statements”), the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2012, and the related unaudited consolidated statement of income, of the Company and its Subsidiaries (collectively referred to as the “2012 Financial Statements”), the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2013, and the related unaudited consolidated statement of income, of the Company and its Subsidiaries (collectively referred to as the “2013 Financial Statements”), the unaudited consolidated balance sheet of the Company and its Subsidiaries (the “Balance Sheet”) as of December 31, 2014 (the “Balance Sheet Date”), the related consolidated statement of income (collectively referred to as the “2014 Financial Statements”) and the unaudited income and expense statements for the current calendar year to the end of the last full month (collectively referred to as the “2015 Financial Statements”) have been included in the Data Room information. Each of the 2011 Financial Statements, the 2012 Financial Statements, the 2013 Financial Statements, the 2014 Financial Statements and the 2015 Financial Statements fairly present, in all material respects, the consolidated financial position and operations of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein. Other than the 2011 Financial Statements, the 2012 Financial Statements, the 2013 Financial Statements, the 2014 Financial Statements and the 2015 Financial Statements, neither the Company nor any of its Subsidiaries are in possession of any financial statements or reports with respect to the financial statement and operations of the Company and its Subsidiaries.
(b)    There are no material debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, or matured or unmatured, of the Company, and there are no material debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, or matured or unmatured, of any Company Subsidiary, other than, in each case, any such debts, liabilities or obligations (i) reflected or reserved against the 2014 Financial Statements, (ii) incurred since the Balance Sheet Date in the ordinary course of business of the Company and its Subsidiaries, or (iii) for Taxes. Seller has delivered to Buyer true, correct and complete copies of all organizational and constituent documents (including, but not limited to, partnership agreements, limited liability company agreements, certificates of formation and good standing certificates, if any) of the Company and all Company Subsidiaries.
Section 4.8    Real Property. Schedule 4.8 of the Disclosure Schedules lists the legal description of each parcel of real property owned, leased (as lessee or sublessee) or licensed (as licensee) by the Company or any of its Subsidiaries as of the date hereof (all such real property interests, together with all right, title and interest of the Company and any of its Subsidiaries in and to (a) all buildings, structures and other improvements and fixtures located on or under such real property and (b) all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Neither the Company nor any of its Subsidiaries is (x) obligated to dispose of any Company Property or acquire any interest in real property or (y) bound by any unexpired option to purchase agreement, right of first refusal or first offer or any other right held by a third party to purchase, or otherwise acquire any Company Property or Company Subsidiary, or any portion thereof.
Section 4.9    Leases.
(a)    Schedule 4.9(a) of the Disclosure Schedules sets forth all Leases and all security deposits held by or on behalf of the Seller under the applicable Leases as of the date of this Agreement. Seller has delivered to Buyer a rent roll that, to Seller’s Knowledge, is true, correct and complete in all material respects for all of the Company Properties, which such rent roll is attached hereto as Exhibit E. To the Seller’s Knowledge, as of the date hereof, each of the Leases is valid and enforceable in accordance with its terms and is in full force and effect. The Seller has made available to the Buyer true, and complete copies of all Leases (including any and all modifications, extensions, amendments and supplements thereto). The landlord under each Lease has not given any written notice to any tenant under any Lease that such tenant has failed to perform any of its material obligations under its applicable Lease, which failure remains uncured, in each case except as described on Schedule 4.9(a) of the Disclosure Schedules attached hereto. There are no defaults under any such Lease in the payment of rent, and to Seller’s Knowledge, there are no other monetary defaults or material non-monetary defaults existing under any Lease, in each case except as described on Schedule 4.9(a) of the Disclosure Schedules attached hereto.
(b)    The landlord under each Lease has not received written notice from any tenant under such Lease that such landlord has failed to perform any of its material obligations under its applicable Lease, which failure remains uncured The landlord under each Lease has, to Seller’s Knowledge, performed its material obligations under such Lease.
(c)    Schedule 4.9(c) of the Disclosure Schedules sets forth all tenant improvement work and tenant work allowances and free rent currently outstanding and are required to be performed or paid, as the case may be, with respect to the current terms of the Leases as of the date set forth in such Schedule. No commission, fee or other compensation is payable (or will, with the passage of time or occurrence of any event or both, be payable), with respect to any Lease for the current term of such Lease (and any commission due with respect to any other term is only due on successful extension of such lease by the applicable tenant pursuant to such Lease), and there are no leasing commissions, fees or other compensation payable in respect of renewals and extensions of the Leases or the expansion of the leased premises which is the subject thereof except as set forth in any Lease or otherwise set forth on Schedule 4.9(c) of the Disclosure Schedules. As of the Closing Date, there will not exist any exclusive or continuing listing brokerage agreements or outstanding obligations under any such agreements as to any of the space covered by the Leases or as to any space in the Company Properties.
(d)    Seller shall deliver at Closing, rent rolls that contain substantially the same categories set forth on the rent rolls attached hereto as Exhibit E, which, to Seller’s Knowledge, accurately list in all material respects the actual rents and security deposits for tenants at each Company Property, updated to reflect information as of a date no earlier than five (5) Business Days prior to the Closing Date (collectively, the “Updated Rent Rolls”). The actual rents listed on the Updated Rent Rolls shall be the rents then being billed without deduction or abatement, and no rents will have been paid by any tenant under any Lease more than thirty (30) days in advance of such rent being due (except as may be set forth on the Updated Rent Rolls and as will be apportioned at Closing). Except as set forth in the Updated Rent Rolls, there will be no agreements conferring any occupancy rights, options, rights or estates in or to the Company Properties or any portion thereof.
Section 4.10    Condemnation Proceedings. No Seller or Company has received notice, and to Seller’s Knowledge, there are no pending condemnation proceedings or similar proceedings affecting the Company Properties or any part thereof.
Section 4.11    Compliance with Law; Permits.
(a)    To the Knowledge of the Company, each of the Company and its Subsidiaries are in compliance with the Laws to which they are subject, in all material respects.
(b)    The Company and its Subsidiaries are in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate its properties and to carry on its business as currently conducted (the “Permits”) material to the business of the Company.
(c)    No representation or warranty is made under this Section 4.11 with respect to Taxes or environmental matters, which are covered exclusively by Sections 4.15 and 4.16, respectively.
Section 4.12    Litigation. There is no Action by or against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened in writing, except for any such Action where the amount in controversy is less than two hundred and fifty thousand dollars ($250,000.00).
Section 4.13    Labor and Employment Matters. Neither the Seller, the Company nor any of either of their Subsidiaries have any Employees employed at or concerning any Company Property, and none of these entities have had any Employees employed at or concerning any

Company Property for the ten (10) year period prior to the Closing Date. No union labor is employed at any Company Property and, to Seller’s Knowledge, there is no anticipated employment of any union labor at, or with respect to, any Company Property. No collective bargaining agreement or similar labor agreement exists concerning or relating to any Company Property or any Employees employed at or concerning any Company Property, and no petition has been filed or proceedings instituted seeking recognition of a bargaining representative concerning or relating to Employees employed at or concerning any Company Property. Neither Seller, the Company nor any of either of their Subsidiaries contributes to a “multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA on behalf of any Employees employed at or concerning any Company Property. Neither Seller, the Company nor any of either of their Subsidiaries has made, directly or indirectly, any written or oral representation to any Employees employed at or concerning any Company Property promising or guaranteeing or otherwise concerning any employment, offer of employment, terms of employment (including salary, wages and employee benefits) or contract for services concerning any time period after the Closing Date.
Section 4.14    Insurance. Schedule 4.14 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies in force with respect to the Company and its Subsidiaries.
(a)    As of the date hereof, the Seller has received no written notice of any pending or threatened appropriation, condemnation or like proceeding or order affecting, in any material respect, any Company Property or any part thereof (or sale or other disposition of any Company Property or any part thereof in lieu of any condemnation or like action).
Section 4.15    Taxes.
(a)    All material Returns required to have been filed by or with respect to the Company or its Subsidiaries have been timely filed (taking into account any extension of time to file granted or obtained), and such Returns are true, complete and correct in all material respects.
(b)    All Taxes shown to be payable on such Returns have been paid or will be timely paid and all other material Taxes required to be paid by the Company and its Subsidiaries have been timely paid, except for Taxes being contested in good faith by appropriate proceedings.
(c)    The Company and its Subsidiaries have timely withheld and paid to the proper Governmental Authorities all material Taxes required to have been withheld and paid and the Company and its Subsidiaries have duly and timely filed all Returns with respect to such withheld Taxes.
(d)    There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or its Subsidiaries are subject, except as may result from the valid and timely extension of the deadline for filing a Return.
(e)    Neither the Company nor its Subsidiaries are party to, or bound by, any obligation under any Tax sharing or similar agreement or arrangement covering any potential assumption of Tax liability of another Person.

(f)    Neither the Company nor its Subsidiaries are required to make any disclosure with the IRS with respect to a “listed transaction” pursuant to Treasury Reg. § 1.6011-4(b)(2).
(g)    Neither the Company nor its Subsidiaries have requested any private letter rulings from the IRS or comparable rulings from other taxing authorities or entered into any “closing agreement” as described in Section 7121 of the Code or similar arrangement.
(h)    Neither the Company nor its Subsidiaries have received a written claim by any taxing authority in a jurisdiction where the Companies and the Subsidiaries do not file Returns that they are or may be subject to income taxation by the jurisdiction.
(i)    No deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn.
(j)    Neither the Company nor any of its Subsidiaries have rescinded or revoked any material Tax election, settled or compromised any material Tax liability or amended any Return filed before the date hereof. No material Tax elections have been made following the filing of the Company’s 2013 U.S. federal income tax return.
(k)    There are no material Tax liens on the assets of the Company or any of its Subsidiaries, other than Encumbrances for Taxes or assessments that are not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings.
(l)    The Company:
(i)    has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for all taxable years commencing with the Company’s initial taxable year ended December 31, 2011 through the taxable year ended December 31, 2014;
(ii)    has operated since January 1, 2015 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT;
(iii)    intends to continue to operate in the taxable year that includes and/or ends on the Closing Date in such a manner as to qualify as a REIT (other than with respect to the distribution requirements set forth in Section 857(a) of the Code);
(iv)    has not, to the Knowledge of the Company, taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Entity to its qualification as a REIT, and to the Knowledge of the Company, no such challenge is pending or threatened;
(v)    has no earnings and profits attributable to any “non-REIT year” (within the meaning of Section 857 of the Code); and

(vi)    as of the Closing Date, each real estate asset (as defined in Section 856(c)(5)(B)) held by the Company and its Subsidiaries meets the requirements set forth in Sections 857(b)(6)(C)(ii), (iii) and (iv). Since its formation, the Company and its Subsidiaries have not sold any real estate asset (as defined in Section 856(c)(5)(B)) held by the Company or such Subsidiaries, the disposition of which would constitute a “prohibited transaction” within the meaning of Section 857(b)(6) of the Code.
(m)    Each Company Subsidiary within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii) has been since its formation treated for U.S. federal income tax purposes as a disregarded entity, and not as a partnership, corporation or an association taxable as a corporation for U.S. federal income tax purposes.
(n)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date hereof or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.
(o)    Neither the Company nor any Company Subsidiary holds, directly or indirectly, any asset the disposition of which would be subject to (or subject to rules similar to) Section 1374 of the Code.
(p)    Neither the Company nor any Company Subsidiary holds an interest in a TRS, or any interest treated as equity for U.S. federal income tax purposes in a “C” corporation (not including equity interests treated as cash for purposes of Section 856 of the Code pursuant to IRS Revenue Ruling 2012-17).
(q)    Neither the Company nor any Company Subsidiary have ever been members of an affiliated, combined, consolidated or unitary tax group (other than that comprised of the Company and its Subsidiaries), and have no liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or similar provision under state, local or foreign law), as a transferee or successor, by contract or otherwise.
(r)    The representations and warranties contained in this Section 4.15 are the only representations and warranties being made with respect to Taxes.
Section 4.16    Environmental Matters.
(a)    (i) The Seller has received no written notice of and otherwise has no Knowledge of material noncompliance by the Company, its Subsidiaries or any Company Properties with any applicable Environmental Laws or the failure to be in material compliance with any Environmental Permits and (ii) the Seller has received no written notice of any claims pursuant to any Environmental Law or pursuant to the common law pertaining to environmental matters pending or threatened against the Company or its Subsidiaries.

(b)    The representations and warranties contained in this Section 4.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental conditions or health or safety matter, including natural resources, related to the Company or its Subsidiaries.
(c)    For purposes of this Agreement:
(i)    “Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to protection of public health and welfare and the environment.
(ii)    “Environmental Permits” means all Permits under any Environmental Law.
Section 4.17    Contracts.
(a)    Schedule 4.17(a) of the Disclosure Schedules lists all written contracts and agreements (and any and all amendments thereto) of the Company and its Subsidiaries (except for any Lease, any recorded property declarations, recorded reciprocal easement agreements or recorded restrictive covenant agreements affecting any Company Property and any matters disclosed by the Reports). All such contracts are terminable on no more than thirty (30) days written notice.
(b)    True and complete copies in all material respects of all such contracts in effect as of the date hereof have been made available to the Buyer. To the Seller’s Knowledge, each such contract is valid and binding on the Company or the applicable Company Subsidiary, as the case may be, and, the counterparties thereto, and is in full force and effect. Seller has not received written notice from any party to any such contract that Seller has failed to perform in all material respects, and to Seller’s Knowledge Seller has not failed to perform, any of its obligations under the applicable contract, which failure remains uncured. To the Seller’s Knowledge, there is no material default existing by the applicable counterparty under any Material Contract.
Section 4.18    Personal Property. Neither Seller nor any Company Subsidiary owns any tangible personal property relating to the Company Properties.
Section 4.19    Brokers. Except for the fees, expenses and commissions of Jones Lang LaSalle, which shall be paid by the Seller, neither the Company, nor any of its Subsidiaries nor the Buyer shall be obligated to pay any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company.
Section 4.20    Bankruptcy. Neither the Company nor any Company Subsidiary has (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered or otherwise been subject to the filing of any involuntary petition by their respective creditors; (c) suffered the appointment of a receiver to take possession of all or substantially all of their respective assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of their respective assets; (e) admitted in writing their inability to pay their respective debts as they come due; or (f) made an offer of settlement, extension, or composition to its creditors generally.
Section 4.21    Ownership. Neither the Company nor any Company Subsidiaries have any business and have engaged in no activity other than the direct ownership and operation of the Company Properties and have never leased or owned, directly or indirectly, any other property other than the Company Properties.
Section 4.22    Ground Lease. Seller has delivered to Buyer a true, correct and complete copy of the Ground Lease (including any and all modifications, extensions, amendments and supplements thereto). The applicable Company Subsidiary has not received any written notice from the landlord under the Ground Lease that such Company Subsidiary has failed to perform any of its material obligations under the Ground Lease, which failure remains uncured.
Section 4.23    Exclusivity of Representations and Warranties. Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Seller of any kind or nature whatsoever, oral or written, legal or contractual, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries), except as expressly made by the Seller in Article III and this Article IV or in any certificate or affidavit of Seller delivered by Seller at the Closing, and the Buyer is not relying on any statement, representation or warranty, oral or written, legal or contractual, express or implied, made by the Seller or any of its Affiliates or Representatives, except as expressly made by the Seller as set forth herein or in any certificate or affidavit of Seller delivered by Seller at the Closing, and the Seller hereby disclaims any other express or implied representations or warranties.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller as follows:
Section 5.1    Organization. The Buyer is a limited liability company validly existing and in good standing under the laws of the State of Delaware.
Section 5.2    Authority. The Buyer has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary action. This Agreement has been duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
Section 5.3    No Conflict; Required Consents.

(a)    The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not:
(i)    conflict with or violate the certificate of formation or by bylaws or limited liability company agreement of the Buyer;
(ii)    conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or
(iii)    conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which the Buyer is a party;
except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, (A) individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (B) arise as a result of any facts or circumstances relating to the Seller or any of its Affiliates.
(b)    The transfer of the Outstanding Common Shares to the Buyer at the Closing, and the ownership of the Outstanding Common Shares by the Buyer at and following the Closing will not conflict with or violate, or result in a violation of Section 856(a)(6) of the Code (without considering (i) the application of Section 856(h)(2) of the Code and (ii) that such provision applies solely to time periods in the last half of the taxable year).
(c)    The Buyer is not required to seek or obtain any notice, authorization, approval, order, permit or consent of any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement or the consummation of the transactions contemplated hereby, except (i) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (ii) as may be necessary as a result of any facts or circumstances relating to the Seller or any of its Affiliates.
Section 5.4    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.
Section 5.5    Investment Intent. The Buyer is acquiring the Outstanding Common Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Outstanding Common Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that the Outstanding Common Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Buyer (a) is an accredited investor (as defined under Rule 501 promulgated under the Securities Act), (b) is able to bear the economic risk of holding the Outstanding Common Shares for an indefinite period

(including total loss of its investment), and (c) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 5.6    Buyer Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, the Company Properties and its Subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer with expert advisors, including legal counsel, that it has engaged for such purpose. The Buyer and its Representatives have been provided with full and complete access to the Representatives, properties, offices, and other facilities, books and records of the Company and its Subsidiaries and other information that they have requested in connection with their investigation of the Company and its Subsidiaries and the transactions contemplated hereby. None of the Seller, the Company or any of their respective Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Company contained herein or made available in connection with the Buyer’s investigation of the Company, except as expressly set forth in Articles III and IV of this Agreement or in any certificate or affidavit of Seller or any officer or Affiliate of Seller delivered by Seller at the Closing. To the extent that the information reasonably ascertainable from the Disclosed Information is inconsistent with any of the representations or warranties set forth in Articles III and IV hereof, then such representations and warranties shall, immediately after consummation of the Closing (and not earlier), automatically be deemed to be modified so as to conform to the Disclosed Information and the Buyer shall be deemed to have knowledge thereof. None of the Seller, the Company or any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and its Subsidiaries. The Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that they take full responsibility for making their own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer acknowledges and agrees that, except as expressly set forth in this Agreement or in any certificate or affidavit of Seller delivered by Seller at the Closing, if the Closing occurs, the Buyer shall acquire the Company, the Company Subsidiaries, and the Company Properties on an “AS IS” and “WHERE IS” basis. The principals of the Buyer most involved in the negotiation of this Agreement (David Coelho and Shike Geodar) have no actual knowledge (without investigation) or reason to believe that any of the representations or warranties made by the Seller or the Company as of the date hereof are untrue, incomplete or inaccurate.
ARTICLE VI
COVENANTS
Section 6.1    Conduct of Business Prior to the Closing. Except as otherwise contemplated by this Agreement, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business in all material respects, and the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve intact in all material respects their business organization; provided, however, that no action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any subsection of this Section 6.1 shall be deemed a breach of this sentence unless such action constitutes a breach of such subsection of this Section 6.1. Except as otherwise contemplated by this Agreement, between the date of this Agreement and the Closing Date, without the prior consent of the Buyer, neither the Company nor any of its Subsidiaries will:
(a)    amend or otherwise change its declaration of trust, bylaws, operating agreement, certificate of formation, certificate of limited partnership, articles of organization, charter or equivalent organizational documents;
(b)    issue, deliver, sell, pledge, dispose of, sell or encumber any shares of beneficial interest or capital stock or other equity interests of the Company or any of its Subsidiaries, or grant to any Person any right to acquire any shares of beneficial interest or capital stock or other equity interests of the Company or any of its Subsidiaries;
(c)    sell, pledge, assign, transfer, dispose of, or encumber, or effect a deed in lieu of foreclosure with respect to, any Company Property;
(d)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or any of its Subsidiaries;
(e)    (i) incur any indebtedness for borrowed money or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its wholly owned Subsidiaries); or (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than a wholly owned Subsidiary of the Company and which is repaid at Closing).
(f)    enter into, amend or terminate any Material Contract;
(g)    (i) prior to expiration of the Due Diligence Period, enter into, modify or terminate any Lease without the prior consent of the Buyer, which consent shall not be unreasonably withheld or delayed or (ii) after expiration of the Due Diligence Period, enter into, modify or terminate any Lease without the prior consent of the Buyer; provided, however, that if Seller provides notice and copies to Buyer of any Lease or amendment in connection with Section 6.1(g)(ii) and Buyer does not respond to such notice within five (5) Business Days, then Buyer shall be deemed to have provided its consent with respect to such Lease and amendment. All out of pocket third party costs associated with any new Lease or amendment entered into pursuant to this clause (g) will be paid or reimbursed and will be the responsibility of the party or parties receiving the benefit of such new Lease or amendment, which, with respect to such new Lease or amendment, shall be split proportionately based on (A) the portion of the term that occurs prior to the Closing Date (Seller) or (B) the portion of the term that occurs on and after the Closing Date (Buyer) in relation to the entire lease term, excluding from the related lease or extension term in each case, any portion of the term that is subject to free rent;

(h)    after the expiration of the Due Diligence Period, commence or prosecute any litigation or claim with respect to the Company or any Subsidiary, it being agreed that Buyer may not unreasonably withhold or delay providing its consent upon any request of Seller to commence or prosecute such a matter.
(i)     (i) prior to expiration of the Due Diligence Period perform or authorize or consent to any alteration or improvement or repair to any Company Property that would affect the structural integrity of any Company Property or the aggregate cost for the entire work of which is in excess of one hundred thousand dollars ($100,000.00) or (ii) after expiration of the Due Diligence Period, perform or authorize or consent to any alteration or improvement or repair to any Company Property; provided, however, nothing in this Section 6.1(i) shall prohibit the Seller or the Company from performing or authorizing or consenting to any alteration or improvement or repair to any Company Property required under any Lease, by any lender of the Seller or the Company, or in case of an emergency;
(j)    fail to maintain all insurance in effect on the date hereof or pay insurance premiums on a timely basis with respect to the Company Property;
(k)    remove any personal property serving a Company Property from such Company Property unless replaced with items of comparable quality and value;
(l)    enter into or amend any union or labor contract or other employment agreement with respect to any Company Property or hire any employees of the Company or any Subsidiary of the Company;
(m)    make any change in any method of accounting or accounting practice or policy, except as required by applicable Law;
(n)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, or make any other payment on or with respect to any of its capital stock or equity interests, except as may be required for the Company to comply with (i) the requirements to qualify as a REIT and avoid U.S. federal income and excise Taxes, or (ii) the terms of the Preferred Shares;
(o)    make, rescind, or revoke any income Tax election, settle or compromise any income Tax liability, or amend any income Tax Return; provided, that, nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code, making a “consent dividend” election within the meaning of Section 564 of the Code or making any election or rescission required by law or necessary to (i) preserve the qualification of the Company as a REIT under the Code or (ii) to preserve the status of any Subsidiary as a disregarded entity under the applicable provisions of the Code; or
(p)    take any other action that would cause the representations and warranties made by Seller hereunder to become untrue in any material respect.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Seller or the Company from taking any action prior to the expiration of the Due Diligence Period, that in the reasonable judgment of the Seller or the Company, upon advice of counsel to the Seller or Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Closing Date or to avoid incurring U.S. federal income or excise Taxes under the Code, including making dividend or other distribution payments to shareholders of the Company in accordance with this Agreement or otherwise.
Section 6.2    Covenants Regarding Information.
During the Due Diligence Period, upon reasonable prior written notice to the Seller, the Seller will cause the Company and its Subsidiaries to afford the Buyer and their Representatives reasonable access to the Representatives, properties, offices, and other facilities, books and records of the Company and its Subsidiaries, and the Company and its Subsidiaries shall furnish the Buyer with such financial, operating and other data and information as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Seller’s personnel or Representatives and in such a manner as not unreasonably to interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, none of the Seller, the Company, or the Company Subsidiaries will be required to disclose any information to the Buyer or their Representatives if such disclosure would, in the Seller’s sole discretion, (i) jeopardize any attorney-client or other legal privilege or (ii) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof.
Section 6.3    Update of Disclosure Schedules; Knowledge of Breach. The Company shall have the right from time to time prior to the Closing to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required or appropriate to be set forth or described in such Disclosure Schedules and also with respect to events or conditions arising after the date hereof and prior to Closing. Any such supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Articles II and VII have been satisfied. If prior to the Closing the Buyer shall have reason to believe that any breach of a representation or warranty of the Company has occurred (other than through notice from the Company), the Buyer shall promptly so notify the Company, in reasonable detail. Nothing in this Agreement, including this Section 6.3, shall imply that the Company is making any representation or warranty as of any date other than the date of this Agreement and the Closing Date.
Section 6.4    Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement or Section 2.5 becoming incapable of being satisfied.
Section 6.5    Title Insurance; Encumbrances.

(a)    The Buyer shall obtain a title commitment or report (the “Report”), from Commonwealth Land Title Insurance Company (the “Title Company”). At the Closing, the Buyer shall obtain new policies insuring that title is held by the owners of the Company Properties (collectively, the “Title Policy”), together with any endorsements to such policies as the Buyer may reasonably require from the Title Company (or its underwriter) as insurer with respect to title to the Company Properties and any financing related thereto, including any non-imputation endorsements. Seller shall pay the cost of the base premium for the Title Policy and the cost of the related non-imputation endorsement with respect to the Company Properties located in the States of Indiana, Illinois, Ohio and one half of Tennessee. Buyer shall pay the cost of the base premium for the Title Policy with respect to the Company Properties located in the States of Kentucky, North Carolina, South Carolina and one half of Tennessee. Buyer shall pay any and all other title charges, fees, and costs, including the cost of any extended coverages or endorsements, to the extent not otherwise expressly agreed to be paid by Seller pursuant to this Section.
(b)    The Buyer shall have no right to object to any exceptions or other matters disclosed in the Report or Survey that are Permitted Encumbrances (collectively, the “Commitment Objections”).
(c)    The Buyer shall direct the Title Company to deliver a copy of any updates to the Report obtained by the Buyer to the Seller or the Seller’s attorney simultaneously with its delivery of the same to the Buyer or the Buyer’s attorney. If, prior to the Closing Date, the Title Company shall deliver any update to the Report which discloses additional liens, encumbrances or other title exceptions which were not disclosed by the Report and are not Disclosed Survey Items and which do not otherwise constitute Permitted Encumbrances hereunder (each, an “Update Exception”), then the Buyer shall have until the earlier of (i) five (5) Business Days after delivery of such update to the Buyer or (ii) two (2) Business Days immediately preceding the Closing Date (the “Update Objection Deadline”), unless such exception is delivered within two (2) Business Days prior to the Closing Date, time being of the essence, to deliver written notice to the Seller objecting to any of the Update Exceptions (the “Update Objections”; the Update Objections and Commitment Objections are, collectively, the “Title Objections”). If the Buyer fails to deliver such Update Objection notice by the Update Objection Deadline, the Buyer shall be deemed to have waived its right to object to any Update Exceptions (and the same shall not constitute Title Objections, but shall instead be deemed Permitted Encumbrances). If the Buyer shall deliver such objection notice by the Update Objection Deadline, any Update Exceptions which are not objected to in such notice shall not constitute Title Objections, but shall be Permitted Encumbrances.
(d)    Notwithstanding anything to the contrary contained herein, if the Seller is unable to eliminate the Title Objections (other than the Seller Exceptions (as defined below)) by the scheduled Closing Date, unless the same are waived by the Buyer without any abatement in the Purchase Price, the Seller may, from time to time, adjourn the scheduled Closing Date for a period not to exceed ten (10) Business Days in the aggregate (the “Title Cure Period”), in order to attempt to eliminate such exceptions.
(e)    It is expressly understood that, except as further provided in this Section 6.5, in no event shall the Seller be required to bring any action or institute any proceeding, or to otherwise incur any costs or expenses in order to attempt to eliminate any Title Objections, or take any other actions to cure or remove any Title Objections, or to otherwise cause title to the Company Property to be in accordance with the terms of this Agreement on the Closing Date. Notwithstanding anything in this Section 6.5 to the contrary, the Seller shall be required to either, in the Seller’s sole discretion (and whether or not Buyer has any objection thereto), (x) cause the applicable Company Subsidiary to remove, by payment, bonding or otherwise, or (y) apply a portion of the Purchase Price otherwise payable to the Seller towards the cost of discharging and removing of record as of the Closing Date, any Title Objections which are (collectively, the “Seller Exceptions”): (i) voluntarily recorded or assumed by the Seller, the Company or any Company Subsidiary or otherwise placed or assumed by the Seller, the Company or any Company Subsidiary (as opposed to any tenant or other party, whether holding an interest in Company Property or otherwise) against Company Property on or following the date hereof (other than with the prior written approval of the Buyer); (ii) voluntarily recorded or assumed by the Company or any Company Subsidiary or otherwise placed by the Seller, the Company or any Company Subsidiary (as opposed to any tenant or other party, whether holding an interest in Company Property or otherwise) against Company Property prior to the date hereof consisting of mortgages, deeds of trust, security agreements, financing statements or other instruments which evidence or secure indebtedness; (iii) tax liens, real estate taxes, water rates and charges and sewer rents and taxes, each of which remain unpaid or of record as of the Closing Date; and (iv) not covered by clauses (i), (ii) and (iii) above and can be satisfied and discharged of record by the payment of a liquidated sum not greater than the excess of (A) the Monetary Seller Exception Cap over (B) the aggregate dollar amount of payments, bonding, or other similar expenditures or monetary commitments provided by Seller and the Company Subsidiaries to remove and/or discharge Title Objections described in this clause (iv); provided, however, in no event will the Company or any Company Subsidiary be required to remove or discharge any Title Objection described in this clause (iv) if doing so would require payments, bonding, or other similar expenditures or monetary commitments provided by Seller and the Company Subsidiaries to exceed one million dollars ($1,000,000.00) in the aggregate for all Title Objections (the “Monetary Seller Exception Cap”). If Seller is required to remove and/or discharge a Title Objection, the removal of which is the obligation of a tenant under a Lease, or which requires payments, bonding, or other similar expenditures or monetary commitments to be provided by Seller (on behalf of a Company Subsidiary owning the Company Property to which the Title Objection relates), then the Company Subsidiary discharging the Title Objection shall retain the right to seek reimbursement from the tenant. All amounts owing by tenant under its lease in respect of the Title Objection will constitute Arrears and will be treated as set forth in Section 2.5(d). Notwithstanding anything to the contrary in this clause (e), in no event shall the Company or any Company Subsidiary have any obligations or liabilities that survive the Closing arising from the cure or removal of the Title Objections pursuant to this clause (e).
(f)    The Buyer agrees to purchase the Outstanding Common Shares subject to any and all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any Governmental Authority (collectively, “Violations”), or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on Company Property. The Seller shall have no duty to remove or comply with or repair any of the aforementioned Violations, and the Buyer shall accept the Company Properties subject to all such Violations, the existence of any conditions at a Company Property which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations; provided, however, that the Seller, as a condition to Closing, shall pay all fines and penalties assessed against the Company Properties as of the Closing Date for Violations issued, noted or of record as of the Closing Date.
(g)    If the Title Company shall be unwilling to remove any Title Objection with respect to the Company Property which another major national title insurance company selected by the Seller (either directly or through an agent) would be willing to remove, then the Seller shall have the right to substitute such major national title insurance company for the Title Company with respect to the Company Property, provided that if the Buyer elects not to use such major national title insurance company, such Title Objections which such major national title insurance company would be willing to remove shall not constitute Title Objections and shall be deemed Permitted Encumbrances.
Section 6.6    Intercompany Arrangements. Except for the Asset Management Agreement and the Property Management Agreement, all intercompany and intracompany accounts or contracts between the Company and its Subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its Subsidiaries), on the other hand, shall be cancelled without any consideration or further liability to any party and without the need for any further documentation, immediately prior to the Closing.
Section 6.7    Consents and Filings; Further Assurances.
(a)    Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to obtain from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement.
(b)    Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, unless otherwise required or compelled by applicable law, rule or regulation. The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. The parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c)    Seller confirms that it has obtained all approvals from its partners that are necessary, if any, to consummate the transactions contemplated by this Agreement.
Section 6.8    Exclusivity. The Seller agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Seller shall not, and shall take all action necessary to ensure that none of the Company, any of its Subsidiaries or any of their respective Affiliates or Representatives shall, directly or indirectly:
(a)    solicit, initiate or accept any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the shares of beneficial interest, capital stock or other equity or ownership interest of the Company or any of its Subsidiaries or all or substantially all of the assets of the Company or any of its Subsidiaries, (ii) to enter into any merger, consolidation or other business combination relating to the Company or any of its Subsidiaries or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries; or
(b)    participate in or continue any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, knowingly facilitate or knowingly encourage any effort or attempt by any other Person to seek to do any of the foregoing.
Section 6.9    Public Announcements. None of the Seller, the Company, the Buyer, any of their respective Affiliates or any Representatives of any of the foregoing, shall issue any press release or otherwise make any public announcement with respect to this Agreement and the transactions contemplated hereby, prior to the Closing, except as may be required or compelled by applicable Law, in which case, such party shall promptly notify and consult with the other parties with respect to such requirement. Notwithstanding the foregoing, either party may issue a press release disclosing the basic transaction, including, but not limited to, a description of the Company Property and location thereof and the purchase price, with the prior written consent of the other party.
Section 6.10    Resignations. The Seller will deliver at the Closing the resignation of all of the trustees, officers, and other authorized agents or signatories of the Company or any Subsidiary, effective as of the Closing.
Section 6.11    REIT Qualification; Section 338 Election.
(a)    Subject to the accuracy of Seller’s representations in Section 4.15(l)(i)-(iii) as to the REIT qualification of the Company, Buyer shall maintain the qualification of the Company as a REIT, provided that no changes in applicable Law have occurred that would prevent the Company from qualifying as a REIT, until the earlier of (i) the end of the taxable year in which the Closing occurs, or (ii) the final liquidation and dissolution of the REIT (as determined for U.S. federal income tax purposes). For the avoidance of doubt, at any time after the Closing Date, the Buyer may, at its option, cause the Company to liquidate. Buyer shall not make (or permit to be made) any elections under Section 338 of the Code (or under any similar provisions of state or local law) with respect to its purchase of the Outstanding Common Shares.

(b)    Neither the Buyer nor the Company shall knowingly take any action, or knowingly fail to take any action, which action or failure could reasonably be expected to cause (i) the Company to fail to qualify as a REIT (including, but not limited to, failing to comply with the requirements set forth in Section 857(a) or (f) of the Code and the Treasury Regulations promulgated thereunder) or (ii) any Company Subsidiary to cease to be treated as “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-3(b)(1)(ii) or U.S. federal income tax purposes, in each case subject to the time frame for maintaining REIT qualification stated in Section 6.11(a) above.
Section 6.12    Escrow Agent. The Escrow Agent shall be Commonwealth Land Title Insurance Company. Any funds (including the Deposit), documents or other property delivered to the Escrow Agent pursuant to this Agreement shall be held by the Escrow Agent. Any and all interest, dividends, gains or other income earned with respect to the Deposit shall be paid to the party entitled to the Deposit under the terms of this Agreement. The Buyer acknowledges that the account into which funds are to be deposited cannot be established without the Buyer furnishing the Escrow Agent with an executed original Form W-9, which the Buyer shall furnish concurrently herewith. The Buyer represents and warrants to the Escrow Agent that its Federal Taxpayer Identification Number is the number provided in the Form W-9 delivered to the Escrow Agent. References to the Deposit or any other funds delivered to the Escrow Agent hereunder shall include any and all interest accrued thereon. The Seller and the Buyer acknowledge that the duties of the Escrow Agent are purely ministerial in nature and that the Escrow Agent is acting as an accommodation to both of the Buyer and the Seller. In the event of any dispute regarding any action taken, or proposed to be taken, by the Escrow Agent with respect to any funds, or if any dispute arises with respect to this Agreement, whether such dispute arises between the parties hereto or between the parties hereto and other Persons, the Escrow Agent is authorized to interplead such dispute in a court of competent jurisdiction and the Seller and the Buyer agree that all attorney’s fees and costs and the Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be borne jointly and severally by the Seller and the Buyer, provided, however, that, as between the Seller and the Buyer, the prevailing party in any dispute over the Deposit shall be entitled to reimbursement by the losing party of any such costs, expenses and attorney’s fees paid to, or on behalf of, the Escrow Agent. The Seller and the Buyer acknowledge that the Escrow Agent is acting hereunder solely at the request of the parties and as a convenience to the parties and that the Escrow Agent shall not be deemed to be the agent of any of the parties and that the Escrow Agent shall not be liable for (a) any loss, cost or damage which it may incur solely as a result of serving as the Escrow Agent hereunder, except for any loss, cost or damage arising out of its willful misconduct or gross negligence or failure to comply with its obligations set forth in this Agreement or the Escrow Agreement, (b) any action taken or omitted to be taken in reliance upon any document, including any written instructions delivered jointly by the Buyer and the Seller as provided for in this Agreement, which the Escrow Agent shall in good faith believe to be genuine, and (c) any loss or impairment resulting from the failure, insolvency or suspension of the financial institution at which any funds have been deposited. The Seller and the Buyer acknowledge that they are aware that the Federal Deposit Insurance Corporation (FDIC) coverage applies only to a cumulative maximum amount for each individual depositor for all of depositor’s accounts at the same or related institution. The Seller and the Buyer are further aware that the Escrow Agent is not responsible for levies by taxing authorities based upon the taxpayer identification number used to establish this interest bearing account. The Seller and the Buyer, jointly and severally, do hereby agree to indemnify and hold harmless the Escrow Agent of and from any and all liabilities, costs, expenses, and claims, of any nature whatsoever, by reason of or arising out of the acting as escrow agent hereunder by the named Escrow Agent, with such liabilities, costs, expenses and claims being borne jointly and severally by the Seller and the Buyer, provided, however, that, as between the Seller and the Buyer, the prevailing party in any dispute shall be entitled to reimbursement by the losing party of any such costs, expenses and attorney’s fees paid to, or on behalf of, the Escrow Agent except for any liability, cost, expense or claim arising out of the Escrow Agent’s willful misconduct or gross negligence or failure to comply with the terms of this Agreement. If for any reason the Closing does not occur and any party makes a written demand upon the Escrow Agent for delivery to it of any funds being held by it, the Escrow Agent shall give written notice to the other parties of such demand. If the Escrow Agent does not receive a written objection from the non‑demanding party or parties to the proposed delivery of the funds within five (5) Business Days after the giving of such notice, the Escrow Agent is authorized, instructed and directed to make such delivery. If the Escrow Agent does receive such written objection within such five (5) Business Day period, the Escrow Agent shall continue to hold the funds until otherwise directed by written instructions delivered jointly from the parties or a final judgment of a court of competent jurisdiction. The Escrow Agent shall have the right at any time to deposit the funds with the clerk of any court having appropriate jurisdiction over the subject matter of this Agreement. The Escrow Agent shall give written notice of any such deposit to the parties. Upon any such deposit, the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder. On or before the Closing, the Buyer and Seller shall pay Escrow Agent the sum of two thousand five hundred dollars ($2,500.00) (“Escrow Service Charge”), to cover its expenses in connection with the opening, maintaining and disbursing of the proceeds of the account holding the Deposit and the Holdback. Buyer and Seller shall each bear fifty percent (50%) of the Escrow Service Charge. In the event this Agreement is cancelled, Escrow Agent shall retain the Escrow Service Charge, plus any amounts due it for title insurance services actually rendered, and shall disburse the balance pursuant to the terms hereunder.
Section 6.13    Use of Name. The Seller is not conveying ownership rights or granting the Buyer, any Affiliate of the Buyer or the Company or any of its Subsidiaries a license to use the name “Exeter” or any trade name, trademark, service mark, logo or domain name incorporating the name “Exeter” or “EPG”. On or before the Closing Date, the Seller shall and shall cause, at Seller’s sole cost and expense, each of its Affiliates to, make all filings with the appropriate Governmental Authorities to effectuate name change of each Company Subsidiary to remove the name “Exeter” from the name of such Company Subsidiary, if applicable.
Section 6.14    Estoppel Certificates. The Seller shall request Estoppel Certificates (as defined below) from each tenant under a Lease as of the Closing Date in the form attached hereto as Exhibit C (subject to (a) non-material modifications thereof, (b) a tenant making note of items which constitute Permitted Encumbrances or which the Seller otherwise agrees to discharge prior to Closing, (c) modifications thereof to conform the certificate to a tenant’s Lease or other information delivered to the Buyer prior to the date hereof (so long as such modifications are not inconsistent and adverse to the representations and warranties made by Seller under this Agreement) and (d) limiting its statements “to tenant’s knowledge” (or words of similar import)); provided, however, that with respect to the Leases with the tenants which have forms of estoppel certificates attached to their respective Leases, the Buyer shall accept the forms of estoppel attached to such Leases as an acceptable form of estoppel (so long as the statements made therein are not inconsistent and adverse to the representations and warranties made by Seller under this Agreement)(any such estoppel certificate complying with the preceding portions of this Section is an “Estoppel Certificate”). The Buyer shall have no right to object to an Estoppel Certificate which references a general conditional statement such as “we reserve all rights” or “subject to our audit of __ year’s operating expenses and/or taxes.” The Seller shall not be required to expend any money, provide any financial accommodations or commence any litigation in connection with obtaining such Estoppel Certificates (although this sentence shall not be deemed to vitiate any of the conditions set forth in Articles II and VII for the benefit of Buyer).
Section 6.15    CC&R Estoppels. At Buyer’s request, Seller shall deliver the estoppel certificates prepared and completed by Buyer with respect to any reciprocal easement agreement or declaration agreement encumbering the Company Properties, certifying that all of the obligations of the applicable Company Subsidiary contained in said agreement are in full force and effect, that such Company Subsidiary is not in default thereunder and no sums of money are past due from such Company Subsidiary thereunder, and Seller shall use reasonable efforts to obtain the estoppel certificate; provided, however, if Seller is unable to obtain any estoppel certificate, such failure shall not be a Seller default or condition precedent to Buyer’s obligation to proceed to Closing.
Section 6.16    SNDA. At Buyer’s request, Seller shall deliver a subordination, non-disturbance and attornment agreement prepared and completed by Buyer or its lender (“SNDA”) to the tenants and Seller shall use reasonable efforts to obtain the SNDA; provided, however, if Seller is unable to obtain the SNDA from any tenant, such failure shall not be a Seller default or condition precedent to Buyer’s obligation to proceed to Closing.
Section 6.17    Contracts. At Buyer’s request, Seller shall cause the termination of the contracts listed on Schedule 4.17(a) to be identified by Buyer prior to the expiration of the Due Diligence Period, effective as of the Closing Date and at Seller’s sole cost and expense. All costs and expenses in connection with such contracts listed on Schedule 4.17(a) as “to be terminated”, whether relating to periods before or after Closing, as well as the cost of terminating such contracts so listed, will be borne by Seller.
Section 6.18    Closing Cash. Notwithstanding anything to the contrary contained herein, all Closing Cash will remain with the Company at Closing. The provisions of this Section 6.18 shall survive the Closing.
Section 6.19    Insurance. Seller shall maintain and shall not modify those insurance policies set forth on Schedule 4.14 of the Disclosure Schedules.
Section 6.20    Purchase Price Allocations. Buyer and Seller agree to use good faith efforts to, prior to expiration of the Due Diligence Period, agree to allocations of the Purchase Price for each Company Property, such allocations to be reasonably agreed to by Buyer and Seller. Such allocations shall be used to determine the notional amounts for transfer taxes to be paid and title insurance to be obtained pursuant to this Agreement.

Section 6.21    Ground Lease. Prior to the expiration of the Due Diligence Period, the Buyer and the Seller shall negotiate, in good faith, to finalize a form of ground lease estoppel certificate to be required to be delivered hereunder by the landlord under the Ground Lease. Such finalized ground lease estoppel certificate shall be deemed to be the “Ground Lease Estoppel Certificate.” Prior to Closing Seller shall not modify, amend or terminate the Ground Lease without Buyer’s prior written consent.
ARTICLE VII
TAX MATTERS
Section 7.1    Indemnification Obligations with Respect to Tax.
(a)    Subject to and in accordance with the provisions of Article X, and without duplication, Seller shall indemnify, defend and hold harmless Buyer and the Company from and against (i) all Taxes of the Company and the Company’s Subsidiaries (other than those for which the Buyer was provided with a credit against the Purchase Price) that are due with respect to Pre-Closing Tax Periods, except for any such Taxes either the responsibility of Buyer under Section 7.1(b) below or attributable to the Company’s failure to qualify as a REIT for any Pre-Closing Tax Period resulting solely from (A) actions taken or omitted after the Closing Date by Buyer, the Company or their Affiliates, (B) Buyer’s breach or inaccuracy of its representation set forth in Section 5.3(b) or (C) a change in law; and (ii) all Taxes of the Company and the Company’s Subsidiaries that are due with respect to Post-Closing Tax Periods attributable to the Company’s failure to qualify as a REIT for its taxable years ending on or before December 31, 2015 as a result of actions taken or omitted by the Seller or the Company on or prior to the Closing Date (it being understood that Seller and the Company have no obligation to cause the Company to meet the requirement set forth in Section 857(a)(1) of the Code with respect to the taxable period beginning January 1, 2015, as the Buyer and the Company shall be responsible for making distributions sufficient to enable the Company to meet the requirement set forth in Section 857(a)(1) with respect to such period following the Closing Date).
(b)    Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and its direct and indirect owners from and against (i) all Taxes of the Company and the Company’s Subsidiaries that are due with respect to Post-Closing Tax Periods (and Taxes for which Buyer was provided with a credit against the Purchase Price), except for any Taxes either the responsibility of Seller under Section 7.1(a) above or attributable to the Company’s failure to qualify as a REIT for its taxable years ending on or before December 31, 2015 other than with respect to a failure resulting solely (A) from actions taken or omitted after the Closing Date by Buyer, the Company or their Affiliates or (B) Buyer’s breach or inaccuracy of its representation set forth in Section 5.3(b), and (ii) all Taxes of the Company attributable to the Company’s failure to qualify as a REIT for its taxable years ending on or before December 31, 2015 as a result of any action taken or omitted after the Closing Date by Buyer, the Company or any other Affiliate of Buyer or Buyer’s breach or inaccuracy of its representation set forth in Section 5.3(b).
(c)    For purposes of this Article VII, whenever it is necessary to determine the liability for Taxes of the Company or a Company Subsidiary for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending before, and the portion of the Straddle Period beginning on and including, the Closing Date shall be determined by assuming that the Straddle Period consists of two taxable years or periods, one of which ends at the close of the day before the Closing Date and the other of which begins at the beginning of the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Companies for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company are closed at the close of business day before the Closing Date; provided, however, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation; and (ii) periodic taxes, such as real and personal property taxes, shall be apportioned ratably between such periods on a daily basis.

Section 7.2    Returns and Payment Responsibility.
(a)    Seller will be responsible for and will cause to be prepared and duly filed, at Seller’s sole cost and expense, all Returns of the Company and the Company Subsidiaries and all consolidated, combined or unitary Returns that include the Company and the Company Subsidiaries for all taxable periods ending on or before December 31, 2014 (and shall also timely prepare and file any interim filings required for the period from January 1, 2015 until the Closing Date). Buyer shall file or cause to be filed when due all Returns with respect to the Companies and the Subsidiaries, other than those that are the responsibility of Seller pursuant to this paragraph.
(b)    All Returns that are to be prepared and filed by Buyer pursuant to the preceding paragraph and that relate to Taxes for any Straddle Period shall be submitted to Seller not later than fifteen (15) days prior to the due date for filing of such Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date). Seller shall have the right to review such Returns and all work papers and procedures used to prepare them, and Seller shall have the right to access any other information of or controlled by Buyer relating to such Returns that reasonably is necessary for Seller to perform such review. Notwithstanding anything to the contrary herein, neither Buyer nor any Affiliate shall be required to make available to Seller or any other Person any information relating to the indirect ownership of the Companies. Absent a change in law, or a determination that the Company does not qualify as a REIT, Buyer shall file the Company’s U.S. federal income return (and otherwise take the position) as a REIT for all U.S. federal income tax periods that include a Pre-Closing Tax Period. If Seller, within ten (10) days after delivery of any such Return, notifies Buyer that it objects to any item in such Return, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, any disputed item shall be resolved (within a reasonable time, taking into account the deadline for filing such Return) by a nationally recognized independent accounting firm chosen by both Buyer and Seller. Upon resolution of all disputed items, the relevant Return shall be filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by Buyer and Seller.
(c)    All Returns that are to be prepared and filed by the Seller pursuant to Section 7.2(a) shall be submitted to the Buyer not later than fifteen (15) days prior to the due date for filing of such Returns (or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date). The Buyer shall have the right to review such Returns and all work papers and procedures used to prepare them, and the Buyer shall have the right to access any other information of or controlled by the Seller relating to such Returns that reasonably is necessary for the Buyer to perform such review. If the Buyer, within ten (10) days after delivery of any such Return, notifies the Seller that it objects to any item in such Return, the parties shall attempt in good faith to resolve the dispute and, if they are unable to do so, any disputed item shall be resolved (within a reasonable time, taking into account the deadline for filing such Return) by an internationally recognized independent accounting firm chosen by both the Buyer and the Seller. Upon resolution of all disputed items, the relevant Return shall be filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by the Buyer and the Seller, and the accounting firm’s determination shall be binding on the parties for purposes of filing such Returns.
(d)    Buyer shall not (and shall not cause or permit the Company or the Company Subsidiaries to) amend, re-file or otherwise modify (or grant an extension of any statute of limitations with respect to (other than as may be the result of the filing of a timely and valid extension to the deadline for filing a Return)) any Tax Return relating in whole or in part to the Companies or the Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Period without the prior consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall have no right amend, re-file or otherwise modify (or grant an extension of any statute of limitations with respect to (other than as may be the result of the filing of a timely and valid extension to the deadline for filing a Return)) any Return relating in whole or in part to the Company or the Subsidiaries without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.3    Contest Provisions.
(a)    In the event (i) Seller or its Affiliates or (ii) Buyer or its Affiliates receives notice of any pending or threatened Tax audit or assessment or other dispute concerning Taxes with respect to which the other party may incur liability under this Article VII, the party in receipt of such notice promptly shall notify the other party of such matter in writing, provided that failure of a party to comply with this provision shall not affect any party’s right to indemnification hereunder unless such failure materially adversely affects the ability of the party that did not receive notice to challenge such Tax audits or assessments.
(b)    Seller shall have the sole right to represent the interests of the Company or any Company Subsidiary in any Tax audit or administrative or court proceeding relating to any Tax for any taxable period ending on or before the Closing Date (or for which the Seller may otherwise be required to indemnify the Buyer under this Agreement), and to employ counsel of its choice at Seller’s expense. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes with respect to any Return of either Company or any Company Subsidiary (or modify any such Return) that adversely would affect the liability for Taxes of Buyer or the Company for any period beginning on or after the Closing Date or create an indemnity obligation on the part of Buyer without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed; provided, however, that such consent shall not be required to the extent that Seller indemnifies Buyer against the effects of such settlement.
(c)    Buyer shall have the sole right to represent the interests of the Company or any Company Subsidiary in any Tax audit or administrative or court proceeding relating to Taxes with respect to taxable periods including (but not ending before) or beginning after the Closing Date (and for which the Seller may otherwise be required to indemnify the Buyer under this Agreement) and to employ counsel of its choice at its expense; provided, however, that Buyer shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding Taxes that adversely would affect the liability of Seller (including any Taxes that may be payable by any indirect owners of Seller) for any Tax or create an indemnity obligation on the part of Seller, without the prior consent of Seller, which consent shall not be unreasonably conditioned, withheld or delayed; provided, however, that such consent shall not be required to the extent that Buyer indemnifies Seller against the effects of such settlement. Where consent to settlement is withheld by Seller pursuant to this Section 7.3, Seller may continue or initiate any further proceedings at its own expense.

Section 7.4    Assistance and Cooperation. After the Closing Date, Seller, on the one hand, and Buyer, on the other hand, shall (and shall cause their respective Affiliates to): (a) assist the other party in preparing and filing any Return or report that such other party is responsible for preparing and filing in accordance with this Article VII; (b) cooperate fully in preparing for any audit of, or dispute with taxing authorities regarding, any Return of the Company or any Company Subsidiary relating to taxable periods for which the other party may have a liability under this Article VII; (c) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company or the applicable Company Subsidiary; (d) provide timely notice to the other in writing of any pending or threatened Tax audit or assessment of the Company or any Company Subsidiary for taxable periods for which the other party may have a liability under this Article VII; and (e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period described in this Section 7.4.

Section 7.5    Retention of Records. After the Closing Date, Seller and Buyer will, and Buyer shall cause the Company to, preserve all information, records or documents relating to liabilities for Taxes of the Company and the Company Subsidiaries until six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.

Section 7.6    Other Provisions. Notwithstanding Section 10.1, the covenants, indemnities, representations and warranties of Seller and Buyer set forth in Section 4.15, Section 6.1(n) and (o), and this Article VII (“Tax Matters”) shall survive the Closing for a period of three (3) years and shall thereupon expire.
Section 7.7    Indemnity Payments. Except as otherwise required by applicable Law, all indemnity payments under this Agreement and any adjustment to any payment of the Purchase Price as described in Article II shall be treated as an adjustment to the Purchase Price paid for the Outstanding Common Shares for income Tax purposes.

ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1    General Conditions. The respective obligations of the Buyer, the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to, at or prior to the Closing, there being be no Governmental Authority that shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
Section 8.2    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:
(a)    The representations and warranties of the Buyer contained in Article V of this Agreement shall be true and correct in all material respects as of the Closing Date, or in the case of representations and warranties that are made as of a specified date.
(b)    The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
(c)    The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
Section 8.3    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in their sole discretion:
(a)    The representations and warranties of the Seller contained in Article III and Article IV of this Agreement (without giving effect to the modifications to those presentations pursuant to Section 6.3), shall be true and correct in all material respects as of the Closing Date, or in the case of representations and warranties that are expressly made as of a specified date, as of such specified date.
(b)    The Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.
(c)    The Buyer shall have received an Updated Rent Roll.

(d)    The Due Diligence Period shall have expired.
(e)    The Seller shall satisfy at the Closing (if not previously satisfied) all other closing obligations of Seller set forth in Sections 2.3, 2.4, 2.5(f)(ii), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), 2.6(ii), 6.5(a), 6.5(e), 6.5(f), 6.18, 6.19 and 8.1.
(f)    The Seller shall have obtained and delivered to the Buyer Estoppel Certificates from each tenant under a Material Lease in accordance with the provisions of Section 6.14.
(g)    The Buyer shall have received from the Seller a certificate to the effect set forth in Section 8.3(a) and Section 8.3(b), signed by a duly authorized officer thereof.
(h)    The Buyer shall have received evidence acceptable to Buyer of Seller’s authorization to consummate the transactions contemplated hereby.
(i)    The Title Company shall be prepared to issue each Title Policy and related endorsements reasonably requested by Buyer, including non-imputation endorsements.
(j)    The Buyer shall have received copies of all organizational documents of the Company and its Subsidiaries.
(k)    The Buyer shall have received the written resignations of the officers of the Company and its Subsidiaries required hereunder.
(l)    Seller shall have delivered at Closing to Buyer the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for Seller, with respect to certain U.S. federal income tax matters, dated as of the Closing Date, substantially in the form attached hereto as Exhibit G (the “REIT Qualification Opinion”). To the extent such opinion is based on or supported or qualified by representations contained in a certificate or representation letter from the Company, or any of its officers, a copy of each certificate or letter shall have been delivered to Buyer for its review and comment.
(m)     All indebtedness and obligations of the Company and the Company Subsidiaries (including, but not limited to, those with respect to the Company Properties), other than any contracts that the Buyer does not reject in accordance with the terms and conditions of this Agreement shall have been paid, and Seller must deliver the Outstanding Common Shares.
(n)    The Buyer shall have received the Ground Lease Estoppel Certificate, duly executed by the landlord under the Ground Lease.
ARTICLE IX
TERMINATION; REMEDIES
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written consent of the Buyer and the Seller;
(b)    by the Seller, if the Buyer fails to deliver the deposit within the time period provided in Section 2.1 or if the Buyer breaches or fails to perform (i) any material obligation to be performed at the Closing, or (ii) in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a material condition set forth in Section 8.2, (B) as to clause (ii) only, cannot be or has not been cured within five (5) Business Days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 9.1 if the Seller is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent that Section 8.3(a) would not be satisfied;
(c)    by the Buyer, if the Seller or the Company breaches or fails to perform (i) any material obligation to be performed at the Closing, or (ii) in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a material condition set forth in Section 8.3, (B) as to clause (ii) only, cannot be or has not been cured within five (5) Business Days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer; provided that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1 if the Buyer is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent that Section 8.2(a) would not be satisfied;
(d)    by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 6.7;
(e)    by the Seller, if (i) the Closing shall not have been consummated on or before the date required by the Closing Date, (ii) all of the conditions set forth in Section 8.1 and 8.3 would be satisfied and continued to be satisfied at the time of such termination if the Closing were held at the time of such termination, and (iii) the Seller stood ready, willing and able to, consummate the Closing at the time of termination;
(f)    by the Buyer, if (i) the Closing shall not have been consummated on or before the date required by the Closing Date, (ii) all of the conditions set forth in Section 8.1 and 8.2 would be satisfied and continued to be satisfied at the time of such termination if the Closing were held at the time of such termination, and (iii) the Buyer stood ready, willing and able to, consummate the Closing at the time of termination; or
(g)    by the Buyer on or prior to the expiration of the Due Diligence Period for any reason or no reason.
The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other parties.

Section 9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith terminate and there shall be no liability on the part of any party; provided that
(a)    the provisions of Sections 3.5, 4.19 and 5.4 relating to broker’s fees and finder’s fees, Section 6.8 relating to no solicitation, Section 6.9 relating to public announcements, this Section 9.2, Section 9.3 relating to remedies, Section 10.4 relating to no consequential damages, Section 11.1 relating to exculpation, Section 11.2 relating to fees and expenses, Section 11.5 relating to notices, Section 11.8 relating to third-party beneficiaries, Section 11.9 relating to governing law, Section 11.10 relating to submission to jurisdiction and Section 11.14 relating to waiver of jury trial shall survive the termination hereof (the “Surviving Provisions”);
(b)    the parties may have liability as provided in Section 9.3; and
(c)    the Access Letter and all of the Buyer’s obligations thereunder shall survive the termination and, upon the Seller’s request, the Buyer will promptly destroy all Diligence Material, including Diligence Material prepared by the Buyer or its Representatives and all copies thereof, and provide the Seller with a certificate confirming such destruction.  Notwithstanding the return or destruction of the Diligence Material, the Buyer and its Representatives will continue to be bound by the obligations of confidentiality and the other obligations under the Access Letter.
Section 9.3    Remedies.
(a)    In the event that this Agreement is terminated pursuant to Section 9.1(a), Section 9.1(c), Section 9.1(d), Section 9.1(f) or Section 9.1(g), then the Escrow Agent shall return the Deposit to the Buyer by wire transfer of immediately available funds to the account designated by the Buyer as promptly as reasonably practicable after such termination, whereupon this Agreement shall automatically terminate and none of the parties shall have any further obligation to the others, except for the Surviving Provisions. Furthermore, to the extent that any breach by Seller of this Agreement is determined by a court of competent jurisdiction pursuant to an unappealable verdict to be a bad faith willful breach by Seller, then in addition to the Deposit, the Buyer shall receive from the Seller a reimbursement of its actual, out of pocket expended incurred in connection with its due diligence investigation of the Company Properties and negotiation of this Agreement up to an amount not to exceed two hundred fifty thousand dollars ($250,000.00).
(b)    In the event that this Agreement is terminated for any reason other than pursuant to Section 9.1(a), Section 9.1(c), Section 9.1(d), Section 9.1(f) or Section 9.1(g) then the Buyer shall forfeit, and the Escrow Agent shall immediately deliver to the Seller, and the Seller shall be entitled to retain, the Deposit. In such event, except with respect to the Surviving Provisions, the delivery of the Deposit shall be deemed to be liquidated damages and the sole and exclusive remedy of the Seller and its Affiliates and Representatives against the Buyer and any of their Affiliates and Representatives for any failure to close this Agreement, and except with respect to the Surviving Provisions, neither the Buyer nor any of their Affiliates or Representatives shall have any other liability or obligation for any or all losses or damages suffered or incurred by the Seller, the Company or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any other matter forming the basis for the termination of this Agreement, and except for with respect to the Surviving Provisions, none of the Seller, the Company, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Buyer or their Affiliates or Representatives arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for the termination of this Agreement. The parties acknowledge and agree that the damages to the Seller in the circumstances described in this Section 9.3 would be difficult, if not impossible to ascertain, and the liquidated damages provided for in this Section 9.3 are a reasonable estimate thereof.
(c)    In the event that, prior to the Closing, the Seller breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement, the Buyer shall be entitled, as its sole and exclusive remedy, either (i) to terminate this Agreement if permitted by Section 9.1 hereof, or (ii) to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in any court permitted by Section 11.10 hereof. The Buyer shall be deemed to have elected to terminate this Agreement if the Buyer fails to file suit for specific performance against the Seller in a court permitted by Section 11.10 hereof on or before thirty (30) days following the date upon which the Closing was scheduled to have occurred as provided herein. Except as specifically set forth in this Section 9.3, the Buyer, on behalf of itself and its Affiliates and Representatives, waive any rights and claims the Buyer or any of its Affiliates or Representatives may have against the Seller or the Company prior to the Closing, regardless of Law or legal theory under which such liability or obligation may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, relating to the Company and its Subsidiaries and/or the transactions contemplated hereby. The rights and claims waived by the Buyer, on behalf of itself and its Affiliates and Representatives, include, to the fullest extent permitted under applicable Law, claims for contribution or other rights of recovery arising out of or relating to any Law, claims for breach of contract, for breach (negligent or otherwise) of representation or warranty, and claims for breach of duty. Prior to the Closing, this Section 9.3 shall be the exclusive remedy against the Seller for any breach of any representation, warranty, covenant, agreement or other claim arising out of or relating to this Agreement and/or the transactions contemplated hereby.
(d)    Each of the parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement.
Section 9.4    Damage and Destruction.
(a)    If all or any part of the Company Properties is damaged by fire or other casualty (a “Casualty”) occurring on or after the date hereof and prior to the Closing Date, then:
(i)    if, as a result of any such Casualty, either (x) the estimated cost of repair or restoration exceeds five percent (5%) of the Purchase Price, or (y) the estimated time to substantially complete such repair or restoration exceeds twelve (12) months from the date of the fire or other casualty (a “Significant Casualty”), Buyer shall have the option, exercisable on or prior to the Casualty Election Date, time being of the essence, to terminate this Agreement by delivering notice of such termination to the Seller, whereupon the Deposit shall be returned to the Buyer and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such provisions which are expressly provided in this Agreement to survive the termination hereof.
(ii)    if a Significant Casualty described in clause (i) above shall occur and neither party shall timely elect to terminate this Agreement, or if the Casualty is not a Significant Casualty, then neither party shall have the right to terminate this Agreement due to the occurrence of such Casualty and the parties shall nonetheless consummate this transaction in accordance with and subject to this Agreement, except as set forth in this Section 9.4(a)(ii), without any abatement of the Purchase Price or any liability or obligation on the part of the Seller by reason of such destruction or damage and the Buyer shall receive all insurance proceeds payable with respect to such casualty and shall receive, as a credit to the Purchase Price, an amount equal to the amount of the deductible on any casualty insurance policy in effect with respect to the Company Property on account of such Casualty. The payment of such proceeds shall be as of Closing and shall be less any amounts reasonably and actually expended by the owner of the Company Property or the Seller to collect any such insurance proceeds or to remedy any unsafe conditions at the applicable Company Property or to repair or restore any damages, in no event to exceed the amount of the loss. Any settlement with the applicable insurance company prior to Closing shall be subject to the reasonable approval of the Buyer.
(b)    The estimated cost to repair and/or restore and the estimated time to complete contemplated in subsection (a) above shall be established by estimates obtained by the Seller from independent contractors. The Buyer shall have the right, in its sole discretion, to dispute any such estimates delivered by the Seller by giving the Seller notice thereof and describing the basis of such dispute in reasonable detail (a “Casualty Dispute Notice”) within ten (10) Business Days following the Seller’s delivery of such estimates, time being of the essence. If the Buyer fails to timely deliver such a Casualty Dispute Notice, then the Buyer shall be deemed to have waived its right to dispute the same. If the Buyer shall timely deliver such a Dispute Notice, then such dispute shall be resolved as provided in clause (c) below. The Seller and the Buyer shall cooperate and exercise due diligence to obtain damage estimation and insurance proceeds.
(c)    The provisions of this Section 9.4 supersede any law applicable to the Company Property governing the effect of fire or other casualty in contracts for real property. Any disputes under this Section 9.4 as to the cost of repair or restoration or the time for completion of such repair or restoration shall be resolved by expedited arbitration before a single arbitrator in New York, New York acceptable to both of the Seller and the Buyer in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if the Seller and the Buyer fail to agree on an arbitrator within five days after a dispute arises, then either party may request the office of the American Arbitration Association located in New York, New York to designate an arbitrator. Such arbitrator shall be an independent architect or engineer who is impartial and has no existing or historical personal professional relationship with the Seller, the Buyer or their respective Affiliates, having at least ten (10) years of experience in the construction of industrial/warehouse buildings in the State in which the Company Property is located. The determination of the arbitrator shall be conclusive and binding upon the parties. The costs and expenses of such arbitrator shall be borne equally by the Seller and the Buyer.

(d)    “Casualty Election Date” means (x) the tenth (10th) day following the Seller’s delivery of the estimates as described in clause (b) above or, (y) if the Buyer timely delivered a Casualty Dispute Notice, the tenth (10th) Business Day following final resolution of such dispute by arbitration determination or agreement of the parties.
(e)    In the event of any fire or other casualty, the scheduled Closing Date shall be extended to the tenth (10) Business Day following the Casualty Election Date; provided, however, the scheduled Closing Date shall not be extended if the damage caused by such fire or other casualty has been substantially restored prior to the scheduled Closing Date.
Section 9.5    Condemnation.
(a)    If, prior to the Closing Date, all or any part of the Company Properties is taken (other than a temporary taking), or if the Seller or the Company or any of its Subsidiaries shall receive an official notice from any Governmental Authority having eminent domain power over a Company Property of its intention to take, by eminent domain proceeding, any part of the Company Property (a “Taking”), then:
(i)    if such Taking (A) has an award value equal to or greater than ten million dollars ($10,000,000.00) or (B) (i) shall materially and adversely restrict access to applicable Company Properties or the parking thereon, or (ii) shall affect ten percent (10%) or more of the buildings located on the applicable Company Properties, as determined by an independent architect chosen by the Seller (a “Significant Taking”), Buyer shall have the option, exercisable on or prior to the Condemnation Election Date (as defined below), time being of the essence, to terminate this Agreement by delivering notice of such termination to the Seller, whereupon the Deposit (together with any interest earned thereon) shall be returned to the Buyer and this Agreement shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except pursuant to the provisions of this Agreement which are expressly provided to survive the termination hereof. The Buyer shall have the right to dispute any such determination by an independent architect by giving the Seller a notice thereof and describing the basis of such dispute in reasonable detail within ten (10) Business Days following the Seller's delivery of such independent architect’s determination, time being of the essence. If the Buyer fails to timely deliver such a notice, then the Buyer shall be deemed to have waived its right to dispute the same. If the Buyer shall timely deliver such a notice, then such dispute shall be resolved as provided in Section 9.5(b) below.
(b)    If a Significant Taking described in clause (i) above shall occur and neither party shall timely elect to terminate this Agreement, or if the Taking is not a Significant Taking, then neither party shall have the right to terminate this Agreement due to the occurrence of such Taking and the parties shall nonetheless consummate this transaction in accordance with and subject to this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of the Seller by reason of such Taking and the Buyer shall receive all awards or monies payable with respect to such Taking. The payment of such award shall be as of Closing and shall be less any amounts reasonably and actually expended by the owner of the Company Property or the Seller to collect any such award, in no event to exceed the amount of the loss. Any settlement or agreement with regard to any Taking prior to Closing shall be subject to the reasonable approval of the Buyer.

The provisions of this Section 9.5 supersede any law applicable to the Company Property governing the affect of condemnation in contracts for real property. Any disputes under this Section 9.5 as to whether the Taking is a Significant Taking shall be resolved by expedited arbitration before a single arbitrator in New York, New York acceptable to both of the Seller and the Buyer in their reasonable judgment in accordance with the rules of the American Arbitration Association; provided that if the Seller and the Buyer fail to agree on an arbitrator within five (5) days after a dispute arises, then either party may request the office of the American Arbitration Association located in New York, New York to designate an arbitrator. Such arbitrator shall be an independent architect having at least ten (10) years of experience in the construction of industrial/warehouse buildings in the State in which such Company Property is located. The costs and expenses of such arbitrator shall be borne equally by the Seller and the Buyer.
(c)    “Condemnation Election Date” means (x) the tenth (10th) Business Day following the Seller’s delivery of an independent architect’s determination as described in clause (a)(ii) above or, (y) if the Buyer timely delivered a notice disputing such independent architect’s determination, the tenth (10th) Business Day following final resolution of such dispute by arbitration determination or agreement of the parties.
(d)    In the event of any Taking the scheduled Closing Date shall be extended to the tenth (10th) Business Day following the Condemnation Election Date.
Section 9.6    Tax Reduction Proceedings.
(a)    To the extent the Seller or the Company or any of its Subsidiaries shall have the right to file and/or prosecute an application for the reduction of the assessed valuation of a Company Property or any portion thereof for real estate taxes or a refund of property Taxes previously paid (a “Tax Certiorari Proceeding”) to any Governmental Authority, the Seller shall assign such right to Buyer (or the Company or its Subsidiary shall retain such right), and the Buyer (or the Company or its Subsidiary) shall have the right to withdraw, settle or otherwise compromise Tax Certiorari Proceedings affecting real estate taxes assessed against the Company Property (i) for any fiscal period prior to the fiscal year in which the Closing shall occur, and (ii) for the fiscal year in which the Closing shall occur or any fiscal year thereafter, provided in each case, that Buyer (or the Company or its Subsidiary) shall have such right only if the Seller shall have consented with respect thereto, which consent shall not be unreasonably withheld or delayed. The amount of any tax refunds (net of attorneys’ fees and other costs of obtaining such tax refunds) with respect to the Company Property for the tax year in which the Closing occurs shall be apportioned between the Seller and the Buyer as of the Closing Date. If, in lieu of a tax refund, a tax credit is received with respect to any portion of the Company Property for the tax year in which the Closing occurs, then (x) within thirty (30) days after receipt by the Seller or the Buyer, as the case may be, of evidence of the actual amount of such tax credit (net of attorneys’ fees and other costs of obtaining such tax credit), the tax credit apportionment shall be readjusted between the Seller and the Buyer, and (y) upon realization by the Buyer or any of its direct or indirect Subsidiaries owning an interest in any Company Property following the Closing of a tax savings on account of such credit, the Buyer shall pay to the Seller an amount equal to the savings realized (as apportioned). All refunds, credits or other benefits applicable to any fiscal period prior to the fiscal year in which the Closing shall occur shall belong solely to the Seller (and the Buyer, the Company and its Subsidiaries shall have no interest therein) and, if the same shall be paid to the Buyer (or the Company or its Subsidiary) or anyone acting on behalf of the Buyer (or the Company or its Subsidiary), same shall be paid to the Seller within ten (10) Business Days of receipt of such tax refund. Notwithstanding anything to the contrary contained herein, any monies received by Buyer, the Company, one of the Company Subsidiaries or Seller pursuant to this Section which are required to be reimbursed to any tenants pursuant to Leases shall first be paid to such tenants prior to any additional application of such funds pursuant to this Section.
(b)    The provisions of this Section 9.6 shall survive the Closing.
Section 9.7    Insurance Premiums.
(a)    To the extent Buyer, the Company and its Subsidiaries or any acting on behalf of the Buyer shall be paid or receive any refund or reimbursement for any insurance premiums paid by Seller with respect to those insurance policies set forth on Schedule 4.14 of the Disclosure Schedules, same shall be paid to the Seller within ten (10) Business Days of receipt of such insurance refund.
(b)    The provisions of this Section 9.7 shall survive the Closing.
ARTICLE X
INDEMNIFICATION
Section 10.1    Survival. The representations and warranties made in Sections 4.8, 4.9, 4.10, 4.11, 4.12, 4.14, 4.16, 4.17, 4.18 and 4.19 (collectively, the “Asset Level Reps”) of this Agreement or in any similar representations and warranties made in any agreement, certificate or other document executed at or prior to the Closing in connection herewith (an “Ancillary Document”) shall survive the Closing for a period of six (6) months and shall thereupon expire, together with any right to indemnification for breach thereof, except to the extent a Valid Claim Notice (as defined in Section 10.3) shall have been given prior to such date in accordance with Section 10.3 by the party seeking indemnification (the “Indemnified Party”) to the party from whom indemnification is being sought (the “Indemnifying Party”), in which case the representation or warranty alleged in the Valid Claim Notice to have been breached shall survive, to the extent of the claim set forth in the Valid Claim Notice only, until such claim is resolved; provided, however, that (a) the representations and warranties set forth in Section 4.15, together with any right to indemnification for breach thereof, shall survive the Closing for a period of three (3) years and shall thereupon expire and (b) all other representations and warranties of each party in this Agreement, together with any right to indemnification for breach thereof, and the right to indemnification set forth in Section 10.2(a)(iii) shall survive the Closing and for a period of one (1) year. The covenants and agreements contained herein to be performed or complied with at or prior to the Closing shall expire at the Closing along with all rights and remedies with respect to the breach thereof, except as otherwise expressly set forth in this Agreement. The covenants and agreements contained herein to be performed or complied with after the Closing (other than the covenant and agreement to indemnify against breaches of representations and warranties, which shall expire as set forth in the first sentence of this Section 10.1 (the “Post-Closing Covenants”) shall survive the Closing until the expiration of the applicable statute of limitations.
Section 10.2    Indemnification.
(a)    If the Closing shall occur, the Seller shall indemnify the Buyer and hold it harmless from and against any actual losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and disbursements, but not including internal management, administrative or overhead costs that an Indemnified Party incurs in connection with the administration, supervision or performance of actions required in response to a claim) (collectively, “Damages”), that are incurred or suffered by it (i) by reason of the breach of any of the representations or warranties made by the Seller herein, (ii) by reason of the failure by the Seller to perform or comply with any of its Post Closing Covenants, or (iii) due to claims by third parties with respect to the Company, any Company Subsidiary or the Company Property that arise or relate to the period prior to Closing (“Pre-Closing Claims”); provided, however, that the Buyer shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 10.3, so as to constitute a Valid Claim Notice, and within the applicable time period of survival set forth in Section 10.1.
(b)    With respect to any claim with respect to breaches of the Asset Level Reps (“Asset Level Claims”), any recovery by the Buyer for indemnification due to breaches of the Asset Level Reps shall be limited as follows: (i) the Buyer shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 10.3, so as to constitute a Valid Claim Notice, and within the time period of survival set forth in Section 10.1; (ii) the Buyer shall not be entitled to recover any amount for indemnification claims under clause (i) of Section 10.2(a) unless and until the amount that the Buyer is entitled to recover in respect of Asset Level Claims exceeds, in the aggregate, an amount equal to seven hundred and fifty thousand dollars ($750,000.00) (the “Asset Level Deductible”), in which event (subject to clause (iii) below) the entire amount that the Buyer is entitled to recover in respect of Asset Level Claims including the Asset-Level Deductible shall be payable; and (iii) the maximum amount recoverable by the Buyer for indemnification claims under clause (i) of Section 10.2(a) shall in the aggregate be equal to an amount equal to three percent (3%) of the Purchase Price. No Damages shall be included in determining whether the Asset-Level Deductible has been reached unless a Valid Claim Notice seeking indemnification for such Damages has been given by the Buyer to the Seller in accordance with Section 10.3.
(c)    With respect to (i) Entity Level Claims, (ii) Pre-Closing Claims and (iii) any claim by Buyer under Article VII or due to a breach of the representations and warranties contained in Section 4.15 (such claims set forth in (iii) are hereinafter referred to as “Tax Claims”), any recovery by the Buyer for indemnification shall be limited as follows: (i) the Buyer shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 10.3, so as to constitute a Valid Claim Notice, and within the time period of survival set forth in Section 10.1; and (ii) the Buyer shall not be entitled to recover any amount for such indemnification claims unless and until (A) in the case of an Entity Level Claim, the amount that the Buyer is entitled to recover in respect of Entity Level Claims exceeds, in the aggregate, an amount equal to two hundred and fifty thousand dollars ($250,000.00) (the “Entity Deductible”), (B) in the case of a Tax Claim, the amount that the Buyer is entitled to recover in respect of Tax Claims exceeds, in the aggregate, an amount equal to two hundred and fifty thousand dollars ($250,000.00) (the “Tax Deductible”) or (C) in the case of a Pre-Closing Claim, the amount that Buyer is entitled to recover in respect of Pre-Closing Claims exceeds, in the aggregate, an amount equal to two hundred and fifty thousand dollars ($250,000.00) (the “Pre-Closing Deductible”), in which event the entire amount that the Buyer is entitled to recover in respect of such Entity Level Claims, such Tax Level Claims or such Pre-Closing Claims including the Deductible described above as applicable to such type of claim, as the case may be, shall be due and payable. No Damages shall be included in determining whether the Deductible has been reached unless a Valid Claim Notice seeking indemnification for such Damages has been given by the Buyer to the Seller in accordance with Section 10.3.
(d)    If the Closing shall occur, the Buyer shall indemnify the Seller and hold it harmless from and against all Damages that are actually incurred or suffered by the Seller (i) by reason of the breach by the Buyer of any of the representations or warranties made by the Buyer herein, or (ii) by reason of the failure by the Buyer to perform or comply with any of its Post-Closing Covenants; provided, however, that the Seller shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 10.3, so as to constitute a Valid Claim Notice, and within the applicable time period of survival set forth in Section 10.1.
Section 10.3    Procedures for Claims.
(a)    The Indemnifying Party shall have the right to defend against any claim made by any third party against the indemnified party (“Third Party Claim”) (including to conduct any proceedings or settlement negotiations) with counsel of its own choosing. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim and to employ its own counsel (it being understood that the Indemnifying Party shall control such defense), at its own expense. Prior to the time the Indemnified Party is notified by the Indemnifying Party as to whether the Indemnifying Party will assume the defense of a Third Party Claim, the Indemnified Party shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Third Party Claim, including responding timely to legal process. If the Indemnifying Party shall decline to assume the defense of a Third Party Claim (or shall fail to notify the Indemnified Party of its election to defend such Third Party Claim within ten (10) days after the giving by the Indemnified Party to the Indemnifying Party of a Valid Third Party Claim Notice with respect to the Third Party Claim), the Indemnified Party shall defend against the Third Party Claim and the Indemnifying Party shall be liable to the Indemnified Party for all reasonable fees and expenses incurred by the Indemnified Party in the defense of the Third Party Claim, including the reasonable fees and expenses of counsel employed by the Indemnified Party, if and to the extent that the Indemnifying Party is responsible to indemnify for such Third Party Claim.  Regardless of which party assumes the defense of a Third Party Claim, the parties agree to cooperate with one another in connection therewith. Such cooperation shall include providing records and information that are relevant to such Third Party Claim, and making employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process.  Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed.
(b)    In order for an Indemnified Party to be entitled to any indemnification provided for under this Article X or under Article VII in respect of a claim, the Indemnified Party must promptly notify the Indemnifying Party in writing of such claim (the “Claim Notice”) promptly after obtaining actual knowledge of such claim, which notification, to be a valid Claim Notice, with the effect set forth in Sections 10.1 and 10.2 (a “Valid Claim Notice”), in the case of a Third Party Claim, must be accompanied by a copy of the written notice of the third party claimant to the indemnified party asserting the Third Party Claim, and in the case of a claim that does not involve a Third Party Claim, must (i) certify that the Indemnified Party has in good faith already sustained some (though not necessarily all) Damages with respect to such claim and (ii) if the Claim Notice is asserting a claim for breach of any party’s representations or warranties contained herein, be accompanied by a written description setting out, in reasonable detail, the circumstances or conditions constituting the breach and identifying the representation and warranty as to which the breach is claimed. The failure by any Indemnified Party to notify the Indemnifying Party promptly (so long as a Valid Claim Notice is given before the expiration of the applicable period set forth in Section 10.1 if applicable) shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 10.2, except to the extent that the Indemnifying Party has been materially prejudiced by such failure.
Section 10.4    Other Provisions.
(a)    The indemnification provided in this Article X and in Section 7.1 shall be the sole and exclusive remedy for any inaccuracy or breach of any representation or warranty made by the Seller or the Buyer in this Agreement or any Ancillary Document, respectively. All amounts payable by one party in indemnification of the other shall be considered an adjustment to the Purchase Price for U.S. federal, state and local Tax purposes.
(b)    In no event shall the Seller have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, and no “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any damages, except, in each case, if paid to a third party in connection with a Third Party claim.
(c)    Upon making any payment to an Indemnified Party for any indemnification claim under this Agreement, the Indemnifying Party shall be subrogated, to the extent of such payment (an “Indemnification Payment”), to any rights which the Indemnified Party or its affiliate may have against any other parties (including under any insurance policies) with respect to the subject matter underlying such indemnification claim. The Indemnified Party and its affiliates shall cooperate with the Indemnifying Party in the pursuit of such rights and shall promptly turn over to the Indemnifying Party any payments (up to the amount of the Indemnification Payment) received in respect of such rights.

(d)    Notwithstanding anything in this Agreement to the contrary, the Seller shall have no liability for any failure by the Buyer or any of its affiliates to comply with applicable law after the Closing by reason of the business of the Company being operated after the Closing in the manner operated prior to the Closing.
(e)    The Buyer hereby agrees that to the extent that any representation or warranty of the Seller made herein or in any Ancillary Document is, to the actual knowledge of the Buyer (without investigation) acquired prior to the date hereof, untrue or incorrect in any material respect, (i) the Buyer shall have no rights hereunder or thereunder by reason of such untruth or inaccuracy and (ii) any such representation or warranty by the Seller shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of the Buyer if the Buyer closes the acquisition contemplated hereby. In addition, between the date hereof and the Closing, the Buyer may acquire additional actual knowledge concerning the matters covered by the Seller’s representations and warranties. Accordingly, the Buyer agrees (without prejudice to any rights that the Buyer may have under Section 8.3) that, if the Closing occurs, then to the extent any representation or warranty of the Seller made herein or in any Ancillary Document, to the actual knowledge of the Buyer acquired from and after the date hereof and prior to the Closing, is untrue or incorrect in any material respect, (x) the Buyer shall have no rights hereunder or thereunder by reason of such untruth or inaccuracy, and (y) any such representation or warranty by the Seller shall be deemed to be amended to the extent necessary to render it consistent with such knowledge of the Buyer.
(f)    Holdback. At Closing, Seller shall deposit with Escrow Agent an amount equal to Ten Million Dollars ($10,000,000.00) (the “Holdback”) to be retained in escrow following the Closing Date to secure payment and performance of Seller’s indemnification obligations set forth in this Article X and in Article VII, including any breach by Seller of the representations and warranties made herein and any liabilities incurred by Buyer as a result thereof, pursuant to and in accordance with that certain Escrow Agreement between the parties and Escrow Agent in the form attached hereto as Exhibit I. The amount of the Holdback retained by Escrow Agent shall be reduced as follows: (i) on July 31, 2016, the Holdback shall be reduced to the greater of (A) six million dollars ($6,000,000.00) and (B) the sum of six million dollars ($6,000,000.00) and the amount in controversy as (1) specified in any pending Third Party Claims, or (2) if not a Third Party Claim with a specified amount in controversy or if not a Third Party Claim, as reasonably valued (collectively, the “Holdback Claim Amount”), as estimated, under this Article X and (ii) on July 31, 2017, the Holdback shall be reduced to the greater of (A) three million dollars ($3,000,000.00) and (B) the sum of three million dollars ($3,000,000.00) and the Holdback Claim Amount under this Article X. On the third (3) anniversary of the Closing Date, the lesser of (A) the balance of the Holdback or (B) the balance of the Holdback less the amount in controversy as specified in any pending claims, or if not specified, as estimated, under this Article X shall be disbursed to Seller in accordance with the terms and conditions of the Escrow Agreement (each a “Holdback Period”). Holdback amounts retained in escrow in excess of six million dollars ($6,000,000.00) after the first Holdback Period ends in respect of claims made during the first Holdback Period may only be used to satisfy such claims made during the first Holdback Period, Holdback amounts retained in escrow in excess of three million dollars ($3,000,000.00) after the second Holdback Period ends in respect of claims made during the second Holdback Period may only be used to satisfy such claims made during the second Holdback Period, and only the Holdback Claim Amount may be used to satisfy claims made after the end of the second Holdback Period. Notwithstanding anything to the contrary contained herein, Seller shall have no further liability with respect to any obligations set forth in this Article X and Article VII beyond the Holdback.
ARTICLE XI
GENERAL PROVISIONS
Section 11.1    Exculpation.
(a)    The Buyer agrees that it does not have and will not have any claims or causes of action against the Seller’s disclosed or undisclosed, direct and indirect affiliates, shareholders, partners, members, officers, directors, employees and trustees, principals, agents, contractors and any successors or assigns of the foregoing (“Seller Parties”), arising out of or in connection with this Agreement or the transactions contemplated hereby. The Buyer agrees to look solely to the Seller and the Seller’s interest in the Company and in the Company Subsidiaries or, if the Closing has occurred, the net proceeds of the sale (subject to the limitations contained herein) for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of the Seller’s other assets or properties or any other Seller Parties (or their assets or properties) with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions, the Buyer hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against the Seller Parties (other than the Seller and other than with respect to the net proceeds of the sale), and hereby unconditionally and irrevocably releases and discharges such other Seller Parties from any and all liability whatsoever which may now or hereafter accrue in favor of the Buyer against such other Seller Parties (other than with respect to the Deposit, including after any amounts may be released from the escrow), in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 11.1 shall survive any termination of this Agreement and the Closing.
(b)    The Seller agrees that it does not have and will not have any claims or causes of action against the Buyer’s disclosed or undisclosed, direct and indirect affiliates, shareholders, partners, members, officers, directors, employees and trustees, principals, agents, contractors and any successors or assigns of the foregoing (“Buyer Parties”), arising out of or in connection with this Agreement or the transactions contemplated hereby. The Seller agrees to look solely to the Buyer (subject to the limitations contained herein) for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of the Buyer’s other assets or properties or any other Buyer Parties (or their assets or properties) with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions, the Seller hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against the Buyer Parties (other than the Buyer and other than with respect to the net proceeds of the sale), and hereby unconditionally and irrevocably releases and discharges such other Buyer Parties from any and all liability whatsoever which may now or hereafter accrue in favor of the Seller against such other Buyer Parties (other than with respect to the net proceeds of the sale), in connection with or arising out of this Agreement or the transactions contemplated hereby. The provisions of this Section 11.2 shall survive any termination of this Agreement and the Closing.
(c)    Notwithstanding the foregoing, the parties agree that nothing in this Section 11.1 is meant to affect the enforceability of the Asset Management Agreement and the Property Management Agreement once executed and delivered at Closing.
Section 11.2    Fees and Expenses; Transfer Taxes
(a)    The Seller shall be responsible for (i) the costs of its legal counsel, advisors and other professionals employed by it in connection with the transactions contemplated by this Agreement, (ii) fifty percent (50%) of all escrow and/or closing fees related to the escrow and (iii) all state and county Transfer Taxes assessed by the State of Illinois against the transactions contemplated hereby. All other Transfer Taxes, if any, shall be allocated between Buyer and Seller in accordance with the custom and practice of the jurisdiction in which each of the Company Properties is located.
(b)    Except as otherwise expressly provided in Section 6.5(a) and in subsection (a) of this Section 11.2 above, the Buyer shall be responsible for (i) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the transactions contemplated by this Agreement, (ii) intentionally omitted, (iii) intentionally omitted, (iv) all costs and expenses incurred in connection with any financing obtained by the Buyer, including loan fees, financing costs and lender’s legal fees, (v) any recording fees for documentation to be recorded in connection with the transactions contemplated by this Agreement, and (vi) fifty percent (50%) of all escrow and/or related closing fees.
(c)    All premiums and fees for title examination and title insurance and endorsements obtained and all related charges and survey costs in connection therewith shall be allocated as set forth in Section 6.5.
Section 11.3    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of the Buyer, and the Seller (other than with respect to Section 6.13, which amendment shall also be signed on behalf of the Escrow Agent).
Section 11.4    Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 11.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of written confirmation (which shall include electronic confirmation) of receipt if delivered (a) personally, (b) by e-mail, (c) utilizing a next-day service by a recognized next-day courier or (d) by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to the Seller to:
Mid-South Industrial, LP
140 West Germantown Pike, Suite 150
Plymouth Meeting, Pennsylvania 19462
Attention: Timothy J. Weber
E-mail: tweber@exeterpg.com
Tel: (610)-234-3207

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Christopher Roman and John M. Bibona
E-mail: christopher.roman@friedfrank.com and john.bibona@friedfrank.com
Tel: (212)-859-8985 and (212)-859-8539

(ii)    if to the Company after the Closing, to:
c/o NorthStar Realty Finance Corp.
399 Park Avenue
18th Floor
New York, New York 10022
Attention:  Dan Gilbert
Facsimile No.:  (212) 547-2780
Email: gilbert@nrfc.com
Tel: (212)-547-2680

with a copy to:

c/o NorthStar Realty Finance Corp.
433 East Las Colinas Blvd.
Suite 100
Irving, Texas 75039
Attention: Robert S. Riggs

Facsimile No.: (972) 869-6521
Email: riggs@nrfc.com
Tel: (972)-865-0424

with a copy (which shall not constitute notice) to:

Haynes & Boone LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Aaron Beim
E-mail: aaron.beim@haynesboone.com
Tel: (212)-659-4986

(iii)    if to the Buyer, to:
c/o NorthStar Realty Finance Corp.
399 Park Avenue
18th Floor
New York, New York 10022
Attention:  Dan Gilbert
Facsimile No.:  (212) 547-2780
Email: gilbert@nrfc.com
Tel: (212)-547-2680

with a copy to:

c/o NorthStar Realty Finance Corp.
433 East Las Colinas Blvd.
Suite 100
Irving, Texas 75039
Attention: Robert S. Riggs
Facsimile No.: (972) 869-6521
Email: riggs@nrfc.com
Tel: (972)-865-0424

with a copy (which shall not constitute notice) to:
Haynes & Boone LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Aaron Beim
E-mail: aaron.beim@haynesboone.com
Tel: (212)-659-4986

if to the Escrow Agent, to:

Commonwealth Land Title Insurance Company
140 East 45th Street,
New York, New York 10017
Attention: Craig S. Feder
E-mail: cfeder@cltic.com
Tel: (212)-973-6720

Notwithstanding the foregoing, if a notice is sent to the then currently designated address for a recipient and is not accepted at such address, the notice shall be deemed given after the sender has made a good faith effort to contact (or leave a message for) the recipient at its then currently designated phone number.

Section 11.6    Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face (without any obligation for any investigation). The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, “materially” or other similar terms in this Agreement.
Section 11.7    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) together with the letter agreement dated January 5, 2015 between Mid-South Industrial REIT I and Northstar Asset Management Group, Ltd relating to access and confidentiality (the “Access Letter”) constitutes the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor the Access Letter shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby other than those expressly set forth herein, including any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 11.8    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.9    Governing Law. This Agreement and all claims, causes of action, disputes or controversies based upon, arising out of or relating to this Agreement or the negotiation, execution, performance, non-performance, interpretation, termination or construction of this Agreement or the transactions contemplated hereby (whether arising in contract or tort) shall be governed by, and construed in accordance with, the internal laws of the State of New York.
Section 11.10    Submission to Jurisdiction. The parties hereto agree to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Any legal suit, action or other proceeding by one party to this Agreement against another arising out of or relating to this Agreement (other than any dispute which, pursuant to the express terms of this Agreement, is to be determined by arbitration) shall be instituted only in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York, and each party hereby waives any objections which it may now or hereafter have based on venue and/or forum non-conveniens of any such suit, action or proceeding and submits to the jurisdiction of such courts. The provisions of this Section 11.10 shall survive the Closing or the termination hereof.
Section 11.11    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment or delegation without such prior written consent shall be null and void; provided, notwithstanding the foregoing, Buyer may assign its rights, interests or obligations under this Agreement hereunder to a Person controlled by NorthStar Realty Finance Corp. or NorthStar Asset Management Group Inc. without the prior written consent of Seller so long as such assignment does not have any non de minimis adverse consequences to Seller or any of its Affiliates (including any adverse Tax consequences or any adverse effect on the ability of Seller to timely consummate the transactions contemplated hereby), but no such assignment of the rights to purchase the Outstanding Common Shares hereunder shall relieve Buyer of any of its obligations under this Agreement. Such assignee shall execute a counterpart of this Agreement agreeing to be bound by the provisions hereof as “Buyer,” and agreeing to be jointly and severally liable with Buyer and any other assignee for all of the obligations of the assignor hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.
Section 11.12    Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.
Section 11.13    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable

Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 11.14    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER ARISING IN CONTRACT OR IN TORT.
Section 11.15    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 11.16    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 11.17    Legal Representation.
(a)    The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company and its Subsidiaries) acknowledge and agree that Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) has acted as counsel for the Seller and the Company in connection with this Agreement and the transactions contemplated hereby, and in connection with this Agreement and the transactions contemplated hereby (collectively, the “Acquisition Engagement”), Fried Frank and such counsel to the members of the General Partner of the Seller (collectively, the “Seller Party Transaction Counsels”) have not acted as counsel for any other Person, including the Buyer.
(b)    Only the Seller, the members of the General Partner, the Company and their respective Affiliates, as applicable, shall be considered clients of the respective Seller Party Transaction Counsel in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledge and agree that all confidential communications between the Seller, the General Partner, the members of the General Partner, the Company and their respective Affiliates, on the one hand, and the Seller Party Transaction Counsels, on the other hand, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller, the General Partner, the members of the General Partner, and their respective Affiliates (other than the Company), as applicable, and not the Company, and shall not pass to or be claimed, held, or used by the Buyer or the Company upon or after the Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of the Seller Party Transaction Counsels, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of the Seller Party Transaction Counsels constitute property of the client, only the Seller, the General Partner, the members of the General Partner, and their respective Affiliates shall hold such property rights and (ii) the Seller Party Transaction Counsels shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Buyer by reason of any attorney-client relationship between the Seller Party Transaction Counsels and the Company or otherwise; provided, however, that notwithstanding the foregoing, the Seller Party Transaction Counsels shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Seller, the General Partner, the members of the General Partner, and their respective Affiliates, as applicable; provided that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications). Notwithstanding anything to the contrary contained herein, any documents or materials disclosed to Buyer or its representatives shall in no way be subject to the privileges and confidentiality and otherwise be bound by the protections described in this Section 11.17.
(c)    The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledge and agree that they have been advised that the Seller Party Transaction Counsels have acted as counsel for the Seller, the General Partner, the members of the General Partner and their respective Affiliates, as applicable, and their respective Affiliates and that they have been advised that the Seller Party Transaction Counsels will continue to represent them and/or their Affiliates, as applicable, in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company, collectively the “Buyer Group”) expressly (i) consent to the Seller Party Transaction Counsels’ representation of the Seller, the General Partner, the members of the General Partner and their respective Affiliates, as applicable, and/or any of their respective agents (collectively, the “Seller Group”) (if any of the foregoing Persons so desire) in any matter (i) that would be prohibited under any existing engagement agreement between a member of the Buyer Group and Fried Frank, or (ii) where there could be an actual or potential conflict of interest, disabling or not, between any member of the Buyer Group, on the one hand, and any member of the Seller Group, on the other hand, in each case by reason of transactions contemplated by this Agreement, including any post-Closing matter in which the interests of the Buyer and the Company, on the one hand, and the Seller, the General Partner, the members of the General Partner and their respective Affiliates, as applicable, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which the Seller Party Transaction Counsels may have previously advised the Seller, the Company, the General Partner, the members of the General Partner and their respective Affiliates, as applicable, and (ii) consent to the disclosure by the Seller Party Transaction Counsels to the Seller, the General Partner, the members of the General Partner and their respective Affiliates, as applicable, of any information learned by the Seller Party Transaction Counsels in the course of its representation of the Seller, the Company, the General Partner, the members of the General Partner and their respective Affiliates, as applicable, whether or not such information is subject to attorney-client privilege, attorney work product protection, or the Seller Party Transaction Counsels’ duty of confidentiality.
(d)    The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) further covenant and agree that each shall not assert any claim against the Seller Party Transaction Counsels in respect of legal services provided to the Company or its Affiliates by the Seller Party Transaction Counsels in connection with this Agreement or the transactions contemplated hereby.

(e)    From and after the Closing, the Company and the Company Subsidiaries shall cease to have any attorney-client relationship with the Seller Party Transaction Counsels and this Section 11.17 shall not be applicable for the relationship between the Company and the Company Subsidiaries and the Seller Party Transaction Counsels after Closing.
(f)    The Seller, the Company and the Buyer consent to the arrangements in this Section 11.17 and waive any actual or potential conflict of interest that may be involved in connection with any representation by the Seller Party Transaction Counsels of the Company or its Subsidiaries prior to Closing.
Section 11.18    No Presumption Against Drafting Party. Each of the Buyer, the Seller and the Company acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties executed this Agreement to be effective as of the date first written above.
MID-SOUTH INDUSTRIAL LP

By: Exeter Operating Partnership GP LLC
Its: General Partner

By: Exeter Industrial REIT I
Its: Sole Member

By:	/s/ Timothy J. Weber
	Name:	Timothy J. Weber
	Title:	Secretary/Treasurer

MID-SOUTH INDUSTRIAL REIT I

By:	/s/ Timothy J. Weber
	Name:	Timothy J. Weber
	Title:	Secretary/Treasurer

MID-SOUTH INDUSTRIAL HOLDINGS NT-II, LLC

By:	/s/ Jenny B. Neslin
	Name:	Jenny B. Neslin
	Title:	Associate General Counsel and Assistant Secretary

[Signature Page To Mid-South Industrial Share Purchase Agreement]

COMMONWEALTH LAND TITLE INSURANCE COMPANY, for purposes of Section 2.5(h) and Section 6.12 only

By:	/s/ Craig S. Feder
	Name:	Craig S. Feder
	Title:	Senior Vice President

[Signature Page To Mid-South Industrial Share Purchase Agreement]

FIRST AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO SHARE PURCHASE AGREEMENT (“Amendment”) is made as of the 4th day of May, 2015, by and among MID-SOUTH INDUSTRIAL, LP, a Delaware limited partnership (“Seller”), MID-SOUTH INDUSTRIAL REIT I, a Maryland statutory trust (“Company”) and MID-SOUTH INDUSTRIAL HOLDINGS NT-II, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A.
Seller, Company, Buyer and Commonwealth Land Title Insurance Company entered into that certain SHARE PURCHASE AGREEMENT (“Contract”) dated effective April 13, 2015, relating to Purchaser’s acquisition of shares in the Company, as more particularly described therein.

B.	Seller and Buyer have agreed to amend the Contract, as more particularly described below.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, including, without limitation, the agreements described below, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby covenant and agree as follows:

1.	Recitals. The above recitals are incorporated herein for all purposes.

2.	Capitalized Terms. Any capitalized term that is used herein and is not otherwise defined herein shall have the meaning that is ascribed to it in the Contract.

3.
Extension of Due Diligence Period. The definition of “Due Diligence Period” as set forth in Section 1.1 of the Contract is hereby amended and restated to be defined as: “the time period from the date hereof through and including May 7, 2015, as same may be extended or modified pursuant to the express terms of the Contract.”

4.
Closing Date. Notwithstanding anything to the contrary in the Contract, as amended by this Amendment, “Closing Date” as set forth in Section 2.5 of the Contract is hereby amended and restated as: “The Closing shall occur on Monday, June 15, 2015, unless accelerated by mutual agreement of Buyer and Seller (“Closing Date”).”

5.
Full Force and Effect. The Contract, as hereby amended, shall remain and continue in full force and effect. All terms, covenants and conditions of the Contract not herein expressly modified are hereby confirmed and ratified and remain in full force and effect and are incorporated herein for all purposes.

6.	Miscellaneous.

a.	Headings. The descriptive headings contained in this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

b.	Time. Time is of the essence of this Amendment.

c.	Multiple Counterparts. Multiple copies of this Amendment may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed

{00553128;2}First Amendment to Share Purchase Agreement
HB-1519146

instrument. To facilitate execution of this Amendment, the parties may execute and exchange by telephone facsimile or email counterparts of the signature pages, and such facsimile or email signatures shall be deemed original.

{00553128;2}First Amendment to Share Purchase Agreement
HB-1519146

EXECUTED TO BE EFFECTIVE as of the date first set forth above.

SELLER:
MID-SOUTH INDUSTRIAL LP

By: Exeter Operating Partnership GP LLC
Its: General Partner

By: Exeter Industrial REIT I
Its: Sole Member

By:	/s/ Timothy J. Weber
	Name:	Timothy J. Weber
	Title:	Secretary/Treasurer

COMPANY:

MID-SOUTH INDUSTRIAL REIT I

By:	/s/ Timothy J. Weber
	Name:	Timothy J. Weber
	Title:	Secretary/Treasurer

BUYER:

MID-SOUTH INDUSTRIAL HOLDINGS NT-II, LLC

By:	/s/ Jenny B. Neslin
	Name:	Jenny B. Neslin
	Title:	Associate General Counsel and Assistant Secretary

{00553128;2}First Amendment to Share Purchase Agreement
HB-1519146

SECOND AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO SHARE PURCHASE AGREEMENT (“Amendment”) is made as of the 7th day of May, 2015, by and among MID-SOUTH INDUSTRIAL, LP, a Delaware limited partnership (“Seller”), MID-SOUTH INDUSTRIAL REIT I, a Maryland statutory trust (“Company”) and MID-SOUTH INDUSTRIAL HOLDINGS NT-II, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A.
Seller, Company, Buyer and Commonwealth Land Title Insurance Company entered into that certain Share Purchase Agreement, dated effective April 13, 2015, as amended by that certain First Amendment to Share Purchase Agreement, dated as of May 4, 2015 (as amended, the “Contract”), relating to Purchaser’s acquisition of shares in the Company, as more particularly described therein.

B.	Seller and Buyer have agreed to amend the Contract, as more particularly described below.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, including, without limitation, the agreements described below, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby covenant and agree as follows:

1.	Recitals. The above recitals are incorporated herein for all purposes.

2.	Capitalized Terms. Any capitalized term that is used herein and is not otherwise defined herein shall have the meaning that is ascribed to it in the Contract.

3.
Extension of Due Diligence Period. The definition of “Due Diligence Period” as set forth in Section 1.1 of the Contract is hereby amended and restated to be defined as: “the time period from the date hereof through and including May 8, 2015, as same may be extended or modified pursuant to the express terms of the Contract.”

4.
Full Force and Effect. The Contract, as hereby amended, shall remain and continue in full force and effect. All terms, covenants and conditions of the Contract not herein expressly modified are hereby confirmed and ratified and remain in full force and effect and are incorporated herein for all purposes.

5.	Miscellaneous.

a.	Headings. The descriptive headings contained in this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

b.	Time. Time is of the essence of this Amendment.

c.
Multiple Counterparts. Multiple copies of this Amendment may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument. To facilitate execution of this Amendment, the parties may execute and exchange by telephone facsimile or email counterparts of the signature pages, and such facsimile or email signatures shall be deemed original.

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EXECUTED TO BE EFFECTIVE as of the date first set forth above.

SELLER:
MID-SOUTH INDUSTRIAL LP

By: Exeter Operating Partnership GP LLC
Its: General Partner

By: Exeter Industrial REIT I
Its: Sole Member

By:	/s/ Timothy J. Weber
	Name:	Timothy J. Weber
	Title:	Authorized Signatory

COMPANY:

MID-SOUTH INDUSTRIAL REIT I

By:	/s/ Timothy J. Weber
	Name:	Timothy J. Weber
	Title:	Authorized Signatory

BUYER:

MID-SOUTH INDUSTRIAL HOLDINGS NT-II, LLC

By:	/s/ Jenny B. Neslin
	Name:	Jenny B. Neslin
	Title:	Associate General Counsel and Assistant Secretary

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THIRD AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS THIRD AMENDMENT TO SHARE PURCHASE AGREEMENT (“Amendment”) is made as of the 8th day of May, 2015, by and among MID-SOUTH INDUSTRIAL, LP, a Delaware limited partnership (“Seller”), MID-SOUTH INDUSTRIAL REIT I, a Maryland statutory trust (“Company”) and MID-SOUTH INDUSTRIAL HOLDINGS NT-II, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

A.
Seller, Company, Buyer and Commonwealth Land Title Insurance Company entered into that certain Share Purchase Agreement dated effective April 13, 2015, as amended by that certain First Amendment to Share Purchase Agreement dated May 4, 2015, and as further amended by that certain Second Amendment to Share Purchase Agreement dated May 7, 2015 (collectively, the “Contract”) relating to Purchaser’s acquisition of shares in the Company, as more particularly described therein.

B.	Seller and Buyer have agreed to amend the Contract, as more particularly described below.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, including, without limitation, the agreements described below, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby covenant and agree as follows:

1.	Recitals. The above recitals are incorporated herein for all purposes.

2.	Capitalized Terms. Any capitalized term that is used herein and is not otherwise defined herein shall have the meaning that is ascribed to it in the Contract.

3.	Additional Condition to Closing. Section 8.3 is hereby modified and amended such that the following subsection is added as Section (o) thereof:

“(o)        The Buyer shall have received a written statement from Kirkland’s, Inc. (“Kirkland’s”), a tenant at 431 Smith Lane, Jackson, Tennessee (the “Smith Lane Property”) pursuant to that certain Amended and Restated Sublease dated September 26, 2003, as amended by that certain Letter Amendment to the Sublease dated June 10, 2004 (the “Kirkland’s Lease”), which confirms that: (i) that the financing being procured by the Buyer on behalf of the Property Owners from German American Capital Corporation, its successor and assigns (the “New Financing”) is not assumable (either in whole or in part) by Kirkland’s, (ii) the provisions of Section 24.2(d) of the Kirkland’s lease do not apply to the New Financing, (iii) Kirkland’s consents to the purchase by Exeter 431 Smith, LLC, a Delaware limited liability company, together with its successors and/or assigns (“Exeter 431”) of the fee interest in the Smith Lane Property at any time on or after the expiration of the term of that certain Industrial Lease Agreement [Plant Facility] by and among Lexington Jackson, LLC and The Industrial Development Board of the City of Jackson (“IDB”) dated September 26, 2003, as assigned, (the “PILOT Lease”) (i.e. on or after December 31, 2018) pursuant to Section 9.01 of the PILOT Lease without any additional approvals or consents from Kirkland’s on or prior to such date, and upon request by Exeter 431, the IDB or any servicing agent under the Escrow Servicing Agreement (as such term is defined in the PILOT Lease), Kirkland’s shall provide written confirmation of such consent at such time, and (iv) upon the expiration of the term of the PILOT Lease (i.e. December

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31, 2018), Exeter 431 is not obligated to obtain the consent of Kirkland’s to comply with Section 9.04 of the PILOT Lease or otherwise arrange for the reversion of the fee ownership of the Smith Lane Property to Exeter 431 as generally contemplated by the PILOT Lease and the Escrow Servicing Agreement (as such term is defined in the PILOT Lease).”

4.
Full Force and Effect. The Contract, as hereby amended, shall remain and continue in full force and effect. All terms, covenants and conditions of the Contract not herein expressly modified are hereby confirmed and ratified and remain in full force and effect and are incorporated herein for all purposes.

5.	Miscellaneous.

a.	Headings. The descriptive headings contained in this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

b.	Time. Time is of the essence of this Amendment.

c.
Multiple Counterparts. Multiple copies of this Amendment may be executed by the parties hereto. Each such executed copy shall have the full force and effect of an original executed instrument. To facilitate execution of this Amendment, the parties may execute and exchange by telephone facsimile or email counterparts of the signature pages, and such facsimile or email signatures shall be deemed original.

{00553128;2}First Amendment to Share Purchase Agreement
HB-1519146

EXECUTED TO BE EFFECTIVE as of the date first set forth above.

SELLER:
MID-SOUTH INDUSTRIAL LP

By: Exeter Operating Partnership GP LLC
Its: General Partner

By: Exeter Industrial REIT I
Its: Sole Member

By:	/s/ Timothy J. Weber
	Name:	Timothy J. Weber
	Title:	Secretary/Treasurer

COMPANY:

MID-SOUTH INDUSTRIAL REIT I

By:	/s/ Timothy J. Weber
	Name:	Timothy J. Weber
	Title:	Secretary/Treasurer

BUYER:

MID-SOUTH INDUSTRIAL HOLDINGS NT-II, LLC

By:	/s/ Jenny B. Neslin
	Name:	Jenny B. Neslin
	Title:	Associate General Counsel and Assistant Secretary

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